As filed with the Securities and Exchange Commission on December 28, 2004

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 Delaware                    Productivity Technologies Corp.                    13-3764753
      (State or Other Jurisdiction of           (Name of Registrant in Our         (I.R.S. Employer Identification No.)
               Incorporation                             Charter)
             or Organization)
                                                                                            Samuel N. Seidman
            3100 Copper Avenue                                                              3100 Copper Avenue
          Fenton, Michigan 48430                                                          Fenton, Michigan 48430
              (248) 645-9700                               5084                               (248) 645-9700
(Address and telephone number of Principal     (Primary Standard Industrial        (Name, address and telephone number
 Executive Offices and Principal Place of      Classification Code Number)                of agent for service)
                 Business)
                                                        Copies to:
                   Clayton E. Parker, Esq.                                        Harris C. Siskind, Esq.
                  Kirkpatrick & Lockhart LLP                                    Kirkpatrick & Lockhart LLP
            201 S. Biscayne Boulevard, Suite 2000                          201 S. Biscayne Boulevard, Suite 2000
                     Miami, Florida 33131                                          Miami, Florida 33131
                   Telephone: (305)539-3300                                      Telephone: (305)539-3300
                  Telecopier: (305)358-7095                                      Telecopier: (305)358-7095


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                    CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                           Proposed Maximum
                                                                          Proposed Maximum    Aggregate        Amount Of
            Title Of Each Class Of                    Amount To Be         Offering Price      Offering      Registration
         Securities To Be Registered                   Registered          Per Share (1)      Price (1)         Fee(3)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share             8,173,600 shares (2)       $0.68         $5,558,048         $704.20
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                                8,173,600 shares (2)       $0.68         $5,558,048         $704.20
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of December 27, 2004.

(2) Of these shares, 4,151,100 are being registered under the Standby Equity Distribution Agreement, 3,750,000 are being registered under the convertible debentures, and 247,500 shares issued as fees under the now-terminated Standby Equity Distribution Agreement.

(3)  $670.39 of this fee was previously paid on July 23, 2004.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                  Subject to completion, dated December 28, 2004

                         Productivity Technologies CORP.
                        8,173,600 shares of Common Stock

     This prospectus relates to the sale of up to 8,173,600 shares of Productivity Technologies Corp. ("Productivity Technologies" or the "Company") common stock by certain persons who are stockholders of Productivity Technologies including Cornell Capital Partners, L.P. ("Cornell Capital Partners"). Please refer to "Selling Stockholders" beginning on page 12. Productivity Technologies is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Productivity Technologies will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement ("Standby Equity Distribution Agreement"), which was entered into between Productivity Technologies and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by Productivity Technologies. Productivity Technologies has agreed to allow Cornell Capital Partners to retain 5% of the proceeds raised under the Standby Equity Distribution Agreement that is more fully described below.

     The shares of common stock are being offered for sale by the selling stockholders at prices established on the Pink Sheets or the Over-the-Counter Bulletin Board during the term of this offering. On December 27, 2004, the last reported sale price of our common stock was $0.80 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "PRAC." These prices will fluctuate based on the demand for the shares of common stock.

     The selling stockholders consists of Cornell Capital Partners, who intends to sell up to 8,148,600 shares of common stock, 4,151,100 of which are under the Standby Equity Distribution Agreement, 3,750,000 are under convertible debentures and 247,500 shares of common stock received from Productivity Technologies on July 13, 2004 as a fee under a now-terminated Standby Equity Distribution Agreement equaling approximately $99,000, and Newbridge Securities Corporation, who intends to sell up to 25,000 shares of common stock. Upon issuance, the 4,151,100 shares of common stock under a now-terminated Standby Equity Distribution Agreement would equal 60.17% of Productivity Technologies' then-outstanding common stock.

     Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay Productivity Technologies 99% of, or a 1% discount to, the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee under a now-terminated Standby Equity Distribution Agreement in the form of 247,500 shares of common stock in the amount of $99,000 on July 13, 2004. The 1% discount, the 5% retainage fee, and the $99,000 in compensation shares and the 247,500 shares previously issued are underwriting discounts payable to Cornell Capital Partners.

     Productivity Technologies has engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise it in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of 25,000 shares of Productivity Technologies' common stock on July 13, 2004, equal to approximately $10,000 based on Productivity Technologies' stock price on June 21, 2004, under a now-terminated Standby Equity Distribution Agreement.

     Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

     These securities are speculative and involve a high degree of risk.

     Please refer to "Risk Factors" beginning on page 7.

     With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is __________ __, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
SUMMARY FINANCIAL DATA.........................................................4
SUPPLEMENTARY FINANCIAL INFORMATION............................................5
CAPITALIZATION.................................................................6
RISK FACTORS...................................................................7
FORWARD-LOOKING STATEMENTS....................................................12
SELLING STOCKHOLDERS..........................................................13
USE OF PROCEEDS...............................................................15
DILUTION......................................................................16
STANDBY EQUITY DISTRIBUTION AGREEMENT.........................................17
PLAN OF DISTRIBUTION..........................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................21
CHANGES IN AND DISAGREEMENTS  WITH ACCOUNTANTS ON ACCOUNTING
        AND FINANCIAL DISCLOSURE..............................................28
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK....................29
DESCRIPTION OF BUSINESS.......................................................30
MANAGEMENT....................................................................35
PRINCIPAL STOCKHOLDERS........................................................40
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
        COMMON EQUITY AND OTHER STOCKHOLDER MATTERS...........................41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................43
DESCRIPTION OF CAPITAL STOCK..................................................44
EXPERTS.......................................................................46
VALIDITY OF SECURITIES........................................................46
INTERESTS OF NAMED EXPERT AND COUNSEL LEGAL MATTERS...........................46
HOW TO GET MORE INFORMATION...................................................46
PART II  ...................................................................II-1
EXHIBIT 23.2..............................................................23.2-1
EXHIBIT 23.3..............................................................23.3-1
FINANCIAL STATEMENTS.........................................................F-1
--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

                                   Our Company

     The Company operates in a single segment through its Atlas Technologies, Inc. and Westland Control Systems, Inc. subsidiaries. Atlas is a leading innovator and supplier of quick die change, flexible transfer, and stacking/destacking equipment used to automate metal stamping operations. Atlas operates two manufacturing plants in Fenton, Michigan and has sales and engineering offices in Michigan, Europe and China. Atlas also established locations in late 2004 in Brazil and Germany.

     Westland designs, manufactures and field installs custom electrical control panels primarily for use in production machinery and machine tools utilized in automotive, adhesive and sealants, food processing and other industrial applications. Westland operates one manufacturing plant in Westland, Michigan, which is located less than one hour from Atlas' plants in Fenton, Michigan.

     Sales of Atlas products have principally been to automobile and automotive parts manufacturers and appliance manufacturers. Other customers include steel service centers and manufacturers of lawn and garden equipment, office furniture, heating, ventilation and air conditioning equipment, and large construction equipment. Sales to automotive related customer's account for the majority of sales. Westland's customers participate in the automotive, food processing, adhesive and sealants, engine part machining and other industries.

     The Company was incorporated in June 1993 under the name Production Systems Acquisition Corporation with the objective of acquiring an operating business engaged in the production systems industry. The Company completed an initial public offering of common stock in July 1994 and raised net proceeds of approximately $9.0 million. In May 1996, the Company changed its name to Productivity Technologies Corp. and acquired, through a merger, as a wholly owned subsidiary. On February 23, 2000, the Company purchased, through a wholly-owned subsidiary formed for this purpose, substantially all of the assets of Westland. The Company has no other subsidiaries or operations. The Company, which produces industrial machinery, operates in a single segment through its Atlas and Westland subsidiaries.

                                    About Us

     Our principal executive offices are located at 3100 Cooper Avenue, Fenton, Michigan 48430. Our telephone number is (810) 714-0200.

                                  THE OFFERING

     This offering relates to the sale of common stock by certain persons who are the selling stockholders consists of Cornell Capital Partners, who intends to sell up to 8,148,600 shares of common stock, 4,151,100 of which are under the Standby Equity Distribution Agreement, 3,750,000 are under convertible debentures and 247,500 shares of common stock received from Productivity Technologies on July 13, 2004, as a fee under a now-terminated Standby Equity Distribution Agreement equaling approximately $99,000, and Newbridge Securities Corporation, who intends to sell up to 25,000 shares of common stock.

     The commitment amount of the Standby Equity Distribution Agreement is $3 million, and at an assumed price of $0.7227 per share, Productivity Technologies would be able to receive the entire gross proceeds of $3 million using all of the 4,151,100 shares being registered in this registration statement.

     Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $3 million. Whether we choose to issue and sell stock is entirely at our discretion. We may choose to not sell any shares hereunder, or we could decide to sell a small portion of shares or a large amount of shares. The amount of each advance is subject to a maximum advance amount of $200,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital Partners will pay Productivity Technologies 99% of, or a 1% discount to, the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following the notice date. Of each advance made by Productivity
Technologies, Cornell Capital Partners shall retain 5% of each advance. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 247,500 shares of Productivity Technologies' common stock in the amount of $99,000 on July 13, 2004, under a now-terminated Standby Equity Distribution Agreement. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, significant decline in the Company's stock price and the inability of the Company to draw sufficient funds when needed.

     There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.4356 per share and 25%, 50% and 75% discounts to the recent price.

     Purchase Price:                                          $0.7227          $0.5420          $0.3614           $0.1807
     No. of Shares(1):                                      4,151,100        4,151,100        4,151,100         4,151,100
     Total Outstanding (2):                                 6,898,600        6,898,600        6,898,600         6,898,600
     Percent Outstanding (3):                                  60.17%           60.17%           60.17%            60.17%
     Net Cash to Productivity Technologies:(4)             $2,765,000       $2,052,500       $1,340,000          $627,500

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4) Net cash equals gross proceeds minus the 5% retainage and minus an assumption of $85,000 in expenses.

     We have engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was previously paid a fee of 25,000 shares of Productivity Technologies' common stock on July 13, 2004, equal to approximately $10,000 based on Productivity Technologies' stock price on the effective date of the now-terminated Standby Equity Distribution Agreement. Newbridge Securities Corporation is not participating as an underwriter in this offering.

     In June 2004, Cornell Capital Partners entered into a securities purchase agreement with Productivity Technologies under which Cornell Capital Partners agreed to purchase the total amount of $300,000 of convertible debentures. Cornell Capital purchased $200,000 of convertible debentures on June 21, 2004, purchased $50,000 of convertible debentures on approximately June 30, 2004, upon a Form 211 being filed with the National Association of Securities Dealers relating to

Productivity Technologies, and purchased an additional $50,000 upon the filing of a now-withdrawn registration statement. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. The debentures are secured by a second mortgage on real property owned by Atlas. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, Productivity Technologies has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. No principal payments are due prior to maturity. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures and, therefore, the net proceeds received by the Company is 10% less than the face amount of the convertible debentures. Productivity Technologies can redeem the debentures by paying Cornell Capital Partners 120% of the amount redeemed and by issuing warrants to Cornell Capital Partners to purchase 50,000 shares of Productivity Technologies' common stock for every $100,000 of debentures redeemed. Cornell Capital Partners purchased the convertible debentures from Productivity Technologies in a private placement.


Common Stock Offered                                             8,173,600 shares by selling stockholders

Offering Price                                                   Market price

Common Stock Outstanding Before the Offering(1)                    2,747,500 shares as of December 27, 2004

Use of Proceeds                                                  We will not  receive any  proceeds  of the shares  offered by the selling  stockholders.  Any  proceeds we receive from the sale of common  stock under the Standby  Equity  Distribution
                                                                 Agreement and the sale of additional  convertible  debentures will be used for general working capital  purposes.  See "Use of Proceeds."

Risk Factors                                                     The  securities  offered hereby involve a high degree of risk and immediate  substantial  dilution.  See "Risk Factors" and
                                                                 "Dilution."

Pink Sheet Symbol                                                PRAC
______________

1 Excludes $300,000 of debentures convertible into 625,000 shares of common stock (assuming a conversion price equal of $0.48), up to 4,151,100 shares of common stock to be issued under the Standby Equity Distribution Agreement and 459,000 options outstanding.

                             SUMMARY FINANCIAL DATA

     The following selected financial data have been derived from the Company's and its predecessor's consolidated financial statements which have been audited by Doeren Mayhew as of and for the year ended June 30, 2002; and by Follmer
Rudzewicz PLC as of and for the years ended June 30, 2003 and 2004. The financial data as of and for the three months ended September 30, 2004 is derived from our unaudited consolidated financials included elsewhere in this prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Prospectus and the Consolidated Financial Statements and notes thereto included in this Prospectus.

                                                                      (Dollars in thousands, except per share data)
                                                                 ----------------------------------------------------------
                                                                 For the Three
                                                                 Months Ended
                                                                 September 30,
Consolidated Statement of Operations Data                           2004            2004            2003           2002
--------------------------------------------------               -------------   -----------     -----------     ----------
Revenues earned                                                   $    5,336     $    28,155     $    29,051     $   24,768
Cost of revenues earned                                                4,413          21,537          22,197         18,261
Gross profit                                                             922           6,618           6,853          6,507
Selling, general and administrative                                    1,153           5,497           6,004          6,453
Impairment of intangible assets                                           --              --              --          2,087
Income (loss) from operations                                          (231)           1,121             849        (2,033)
Net income (loss)                                                      (379)             721             361        (4,128)
Net income (loss) per share of common stock (diluted)                ($0.14)           $0.26           $0.15        ($1.67)
Weighted average common shares (diluted)                               2,748           2,731           2,475          2,475

                                                                 September 30,
Consolidated Balance Sheet Data                                     2004            2004            2003           2002
--------------------------------------------------               -------------   -----------     -----------     ----------
Current assets                                                    $    9,446     $    10,516     $    10,521    $    11,639
Current liabilities                                                   11,657          12,460          16,388         18,474
Working capital                                                      (2,211)         (1,944)         (5,867)        (6,835)
Property, plant and equipment, net                                     5,429           5,569           6,159          6,711
Total assets                                                          19,221          20,350          20,703         24,494
Long-term debt, less current maturities                                3,558           3,613           1,735          3,800
Total liabilities                                                     16,190          17,049          18,123         22,274
Stockholders' equity                                                   3,031           3,301           2,580          2,220

                       SUPPLEMENTARY FINANCIAL INFORMATION

     The following tables present Productivity Technologies Corp. and Subsidiaries condensed operating results for each of the eight fiscal quarters for the period ended September 30, 2004. The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with Productivity Technologies Corp. and Subsidiaries consolidated financial statements and the notes thereto, the Independent Auditors Report and Management's Discussions and Analysis of Financial Condition and Results of Operations.

                                                         THREE MONTHS ENDED (IN THOUSANDS)
                           ------------------------------------------------------------------------------------------------
                            SEP 30,     JUN 30,      MAR 31,      DEC 31,     SEP 30,      JUN 30,      MAR 31,     DEC 31,
                             2004         2004        2004         2003         2003        2003         2003         2002
                           --------    --------    ---------    ---------    --------     --------     --------    --------
Revenues                   $  5,336    $  7,113    $   5,639    $   7,839    $  7,564     $  8,034     $  6,663    $  7,617
Cost of revenues              4,413       4,815        4,281        6,491       5,950        6,179        4,955       5,900
Net income (loss)             (379)         500         (16)           23         214          194          107         153
Net income (loss) per
  share:
  Basic                      (0.14)        0.20       (0.01)         0.01        0.09         0.08         0.04        0.06
  Diluted                    (0.14)        0.17       (0.01)         0.01        0.08         0.08         0.04        0.06
Shares used in
  computing per share
  amounts:
  Basic                       2,748       2,475        2,475        2,745       2,475        2,475        2,475       2,475
  Diluted                     2,748       2,731        2,475        2,629       2,629        2,475        2,475       2,475

                                 CAPITALIZATION

     The following table sets forth as of September 30, 2004, Productivity Technologies' actual capitalization and pro forma capitalization after giving effect to the issuance of 4,151,100 shares of common stock under the Standby Equity Distribution Agreement and 625,000 shares upon conversion of $300,000 of convertible debentures at an assumed conversion price of $0.48 less the 10% discount. This information assumes a purchase price under the Standby Equity Distribution Agreement of $0.7227 per share resulting in gross proceeds of $3,000,000; less estimated offering expenses of $85,000 and a retention of $150,000, for net proceeds of $2,765,000. This table should be read in conjunction with the information contained in "Management's Discussion and Analysis or Plan of Operation" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                                                 September 30, 2004
                                                                                             ----------------------------
                                                                                              Actual             Proforma
                                                                                             ---------          ---------
Long-term debt, net of current portion                                                       3,558,325          3,258,325
                                                                                           -----------         ----------
Stockholders' equity:
   Common stock, $0.001 par value, 20,000,000 authorized,
   2,747,500 shares issued and outstanding as of September 30,
   2004(1)                                                                                       2,748              7,524
Additional paid-in capital:                                                                 10,075,135         13,105,359
Accumulated deficit                                                                         (7,046,760)        (7,046,760)
                                                                                           -----------         ----------
Total stockholders' equity                                                                   3,031,123          6,066,123
                                                                                           -----------         ----------

(1) Total pro forma shares outstanding equal 7,523,500, which include 4,151,100 shares of common stock to be issued under the Standby Equity Distribution Agreement, 625,000 shares of common stock underlying certain outstanding convertible debentures.

                                  RISK FACTORS

     We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                          Risks Related To Our Business

We Lost Money In Our Last Fiscal Quarter And Losses May Continue In The Future

     We lost money for the three months ended September 30, 2004. We have incurred other operating losses since inception and had an accumulated deficit of ($7,046,760) as of September 30, 2004. Losses may continue in the future. Accordingly, we may experience significant liquidity and cash flow problems. No assures can be given that we will be successful in maintaining profitable operations.

We Have A Working Capital Deficit, Which Means That Our Current Assets On September 30, 2004 Were Not Sufficient To Satisfy Our Current Liabilities On That Date

     We had a working capital deficit of $2,210,714 at September 30, 2004, which means that our current liabilities exceeded our current assets on September 30, 2004 by that amount. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2004 were not sufficient to satisfy all of our current liabilities on that date.

Our Success Is Highly Dependant Upon Our Ability To Protect Our Trademarks And Proprietary Rights

     To succeed, we will need to protect our intellectual property rights. We own 13 patents and 11 foreign patents and we have filed 29 foreign patent applications to protect our intellectual property rights. Monitoring for unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will be effective to prevent unauthorized use. We may have to litigate to enforce our patents, trademarks and trade secrets. Such lawsuits, regardless of their merits, would likely be time consuming and expensive and would divert managements' time and attention away from our business.

We Could Fail To Attract Or Retain Key Personnel

     Our success largely depends on the efforts and abilities of our key executives, including Samuel N. Seidman, our President. The loss of the services of Mr. Seidman could materially harm our business because of the cost and time necessary to recruit and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Seidman.

Our Obligations Under The Convertible Debentures Are Secured By A Second Mortgage On Our Real Property, Which Could Result In Foreclosure

     Our obligations under the convertible debentures issued to Cornell Capital are secured by a second mortgage on our real property. As a result, if we default under the terms of the convertible debentures, Cornell Capital could foreclose its mortgage and the sale of its interest in our real property, which could be disruptive or distracting to our management, and could severe hardship on our operations.

                          Risks Related To Our Industry


Productivity Technologies Operates In An Industry Which Is Highly Competitive, Has In Recent Years Suffered From Overcapacity And Has Experienced Numerous Business Failures

     Productivity Technologies operates in an industry which is highly competitive and has suffered from overcapacity in recent years. A number of competitors have become insolvent, filed for bankruptcy protection or ceased or significantly reduced operations in recent years. While management of Productivity Technologies believes that such industry shakeout may ultimately benefit the remaining companies operating in the sector, including the Company, no assurance can be given that this overcapacity does not continue to exist or that Productivity Technologies will not itself face the difficult choices many of its competitors have faced in recent years. If any customer becomes dissatisfied with Productivity Technologies' prices, quality or timeliness of performance, it could award future business to a competitor. There can also be no assurance that Productivity Technologies' products will continue to compete successfully with the products of competitors, many of which are significantly larger and have greater financial and other resources than the Company.

The Markets Served By Productivity Technologies Are Highly Cyclical

     The markets served by Productivity Technologies are highly cyclical and, in large part, impacted by the strength of the economy generally, by prevailing interest rates and by other factors that may have an effect on the level of sales of automotive and other vehicles, appliances, and other durable goods. Downturns in segments of durable goods could materially affect the revenues, profitability and cash flow of companies providing support to these industries, including Productivity Technologies, and there can be no assurance that one or all such industries will not experience similar downturns in the future. An economic recession may impact substantially leveraged companies, such as Productivity Technologies, more than similarly situated companies with less leverage. A cyclical decline in overall demand in any of the markets served by the Company could have a material adverse effect on Productivity Technologies' financial condition, results of operations and debt service capability.

Risks Associated With International Operations

     Productivity Technologies operates sales and service facilities in Brazil, China, Germany, the United Kingdom, and is developing sub-manufacturing capabilities in Brazil, China and Germany. In fiscal 2004, sales of its products in foreign countries accounted for approximately 21% of Productivity Technologies' net sales. As a result, Productivity Technologies is subject to risks associated with operations in foreign countries, including fluctuations in currency exchange rates, imposition of limitations on conversion of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, hyperinflation in certain foreign countries and imposition or increase of investment, subjection to certain foreign labor laws and other restrictions by foreign governments. Fluctuations in currency exchange rates have had an impact on Productivity Technologies' operations in the past. No assurance can be given that the risks associated with operating in foreign countries will not have a material adverse effect on the Company in the future.

Dependence Specialty Materials; Reliance On Limited Sources Of Supply

     Important principal raw material inputs used by Productivity Technologies' operating subsidiaries are certain specifications of steels, electronics, specialty items and other materials. In some cases, the Company relies on limited sources for its supply of such materials. The loss of any such source, or any major disruption in such source's business or failure by it to meet Productivity Technologies' needs on a timely basis could cause shortages in the Company's supply of these specialty items that could have a material adverse effect on the Company's business and financial condition.

     Certain specialty material industries are highly cyclical in nature and are influenced by numerous factors beyond the control of the Company, including general economic conditions, cyclical movements in foreign domain, labor costs, competition, import duties, tariffs and currency exchange rates.

     In addition, if the Company is unable to pass some or all of future steel price or specialty material increases to its customers, we could be materially and adversely affected.

Productivity Technologies' Operations Are Subject To Various Environmental Regulations

     Productivity Technologies' operations, as well as those of other companies in our industry, are subject to various federal, state and local environmental laws, ordinances and regulations, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes and the health and safety of employees. These regulations may expose Productivity Technologies to the risk of liabilities or claims with respect to environmental and related worker health and safety matters. Compliance with environmental laws, stricter interpretations of or amendments to such laws or more vigorous enforcement policies by regulatory agencies may require material expenditures by the Company. In addition, under certain environmental laws a current or previous owner or operator of property may be liable for the costs of removal or remediation of certain hazardous substances or petroleum products on, under or in such property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly, such substances may adversely affect the ability to sell or rent such property or to borrow using such property as collateral. The Company's Atlas owned facilities have been in operation for many years. Persons who generate, arrange for the disposal or treatment of, or dispose of hazardous substances may be liable for the costs of investigation, remediation or removal of such hazardous substances at or from the disposal or treatment facility, regardless of whether the facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

                         Risks Related To This Offering


Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 2,747,500 shares of common stock outstanding as of December 27, 2004, approximately 1.9 million shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, debentures convertible into 625,000 shares of common stock (assuming a conversion price equal to $0.48).

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

     The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on September 30, 2004 at an assumed offering price of $0.7227 per share (99% of a closing bid price of $0.73 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.5124 per share. Dilution per share at prices of $0.5420, $0.3614 and $0.1807 per share would be $0.4351, $0.3577 and $0.2803, respectively.

     As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Standby Equity Distribution Agreement Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

     The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 1% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 5% from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 1% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of Productivity Technologies' common stock.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

     The selling stockholders intend to sell in the public market 8,173,600 shares of common stock being registered in this offering. That means that up to 8,173,600 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of Productivity Technologies and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

     In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the Pink Sheets has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Productivity Technologies has not performed in such a manner to show that the equity funds raised will be used to grow Productivity Technologies. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement, Productivity Technologies may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if Productivity Technologies uses the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets which are materially beneficial to Productivity Technologies the opportunity exists for short sellers and others to contribute to the future decline of Productivity Technologies' stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

     It is not possible to predict if the circumstances where by short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Productivity Technologies.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

     The price in this offering will fluctuate based on the prevailing market price of the common stock on the Pink Sheets. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

     We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Standby Equity Distribution Agreement and the additional debentures to be purchased by Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $200,000 during any seven trading day period. In addition, the number of shares being registered may not be sufficient to draw all funds available to us under the Standby Equity Distribution Agreement. Based on the assumed offering price of $0.7227 and the 4,151,100 shares we have registered, we would be able to draw the entire
$3,000,000 under the Standby Equity Distribution Agreement. However, if the average price Cornell Capital Partners pays for shares of Productivity Technologies common stock under the Standby Equity Distribution Agreement is lower than the assumed offering price of $0.7227, it will limit the total amount available under the Standby Equity Distribution Agreement. For example, if the average price is $0.5420, Productivity Technologies would only be able to draw the net amount of $2,052,500 with the 4,151,100 shares being registered under the Standby Equity Distribution Agreement. If the average price is $0.3614, we would need to register 4,151,100 additional shares of our common stock to fully utilize the funds available under the Standby Equity Distribution Agreement. We may not have sufficient remaining authorized shares of common stock to register those additional shares and therefore, under Delaware law, we may need to obtain shareholder approval to increase our authorized shares.

We May Not Be Able To Draw Down Under The Standby Equity Distribution Agreement If The Investor Holds More Than 9.9% Of Our Common Stock

     In the event Cornell Capital holds more than 9.9% of the then-outstanding common stock of Productivity Technologies, we will be unable to draw down on the Standby Equity Distribution Agreement. Currently, Cornell Capital has beneficial ownership of 9.01% of our common stock and therefore we would be able to draw down on the Standby Equity Distribution Agreement so long as Cornell Capital's beneficial ownership remains below 9.9%. If Cornell Capital Partner's beneficial ownership increases to 9.9%, we would be unable to draw down on the Standby
Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of Productivity Technologies' outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

     Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

     o    With a price of less than $5.00 per share;

     o    That are not traded on a "recognized" national exchange;

     o    Whose prices are not quoted on the Nasdaq automated quotation system

     o (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                           FORWARD-LOOKING STATEMENTS

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

     Various statements in this Report concerning the manner in which the Company intends to conduct its future operations and potential trends that may affect future results of operations are forward-looking statements. The Company may be unable to realize its plans and objectives due to various important factors. These factors include but are not limited to general economic and business conditions, particularly in light of the recent economic malaise and high profile accounting scandals which have raised questions as to the integrity of the stock markets, and in the automotive and other industries principally served by the Company, including continued volatile demand in the domestic and foreign markets for automobiles and automotive parts resulting in reduced or uncertain demand for the Atlas' automation equipment; potential technological developments in the metal forming and handling automation equipment markets which may render Atlas' automation equipment noncompetitive or obsolete; the risk that Atlas or Westland customers may be unwilling or unable to continue ordering products; the potential inability of the Company to achieve adequate operating results or the continued volatility of credit and capital markets which could affect the Company's credit and financing arrangements in the future.

     These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Productivity Technologies. A description of each selling shareholder's relationship to Productivity Technologies and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                            Percentage
                                                                                of
                                           Percentage                       Outstanding
                                               of         Shares to be     Shares to Be
                                          Outstanding       Acquired         Acquired                         Percentage
                             Shares          Shares         under the        under the                         of Shares
                          Beneficially    Beneficially       Standby          Standby                         Beneficially
                             Owned           Owned           Equity           Equity         Shares to be        Owner
                             Before          Before       Distribution     Distribution      Sold in the         After
  Selling Stockholder       Offering      Offering (1)      Agreement        Agreement         Offering        Offering (1)
-----------------------   ------------    ------------    ------------     ------------      ------------     -------------
                        Shares Acquired in Financing Transactions with Productivity Technologies
Cornell Capital
  Partners, L.P.            247,500(2)           9.01%        4,151,100           60.17%       8,148,600(3)            0%

                                                   Consultants and Others
Newbridge Securities
  Corporation                   25,000               *               --              --%             25,000            0%
                          ------------    ------------    -------------    ------------      ------------     -------------
Total                          262,500           9.92%        4,151,100           60.17%          8,173,600            0%
                          ============    ============    =============    =============     ==============   =============

_________________________________________
*        Less than 1%.

     (1) Applicable percentage of ownership is based on 2,747,500 shares of common stock outstanding as of December __, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 27, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 27, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

     (2) Represents shares of common stock received by Cornell Capital Partners as a fee under the Standby Equity Distribution Agreement. Based on the 4.99% beneficial ownership conversion limitation contained in the debentures, shares underlying conversion of the $250,000 of convertible debentures issued to Cornell Capital Partners have not been included.

     (3) Includes the shares acquired by Cornell Capital Partners under the Standby Equity Distribution Agreement, the 247,500 shares of common stock received as commitment fees under the Standby Equity Distribution Agreement and a good faith estimate of the number of shares needed as a result of conversion of a total of $300,000 of the convertible debentures. The following information contains a description of each selling shareholder's relationship to Productivity Technologies and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Productivity Technologies, except as follows:


Shares Acquired In Financing Transactions With Productivity Technologies

     Cornell Capital Partners, L.P. Cornell Capital Partners, L.P. is the investor under the Standby Equity Distribution Agreement and a holder of convertible debentures and compensation debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Productivity Technologies. Those transactions are explained below:

     o Standby Equity Distribution Agreement. On December 27, 2004, we entered into a Standby Equity Distribution Agreement with Cornell
          Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $3 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Productivity Technologies 99% of, or a 1% discount to, the lowest volume weighted average price of our common stock on the principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. In connection with a now-terminated Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 247,500 shares of common stock, equaling approximately $99,000. We are registering 4,151,100 shares in this offering which may be issued under the Standby Equity Distribution Agreement. At an assumed price of $0.7227 per share, Productivity Technologies would be able to receive gross proceeds of $3 million using the 4,151,100 shares being registered in this registration statement.

     o Convertible Debentures. On June 21, 2004, Cornell Capital Partners entered into a securities purchase agreement with Productivity Technologies under which Cornell Capital Partners agreed to purchase the total amount of $300,000 of convertible debentures. Cornell Capital purchased $200,000 of convertible debentures on June 21, 2004, and purchased $50,000 on June 30, 2004 upon a Form 211 being filed on behalf of Productivity Technologies with the National Association of Securities Dealers. Cornell Capital Partners purchased $50,000 in additional debentures upon the filing of a registration statement on July 23, 2004. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of
          (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. The debentures are secured by a second mortgage on real property owned by Productivity Technologies. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, Productivity Technologies has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for thirty trading days immediately preceding the conversion date. No principal payments are due prior to maturity. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures and, therefore, the net proceeds received by the Company is 10% less than the face amount of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from Productivity Technologies in a private placement. We are registering 3,750,000 shares of common stock issuable upon conversion of the debentures.

          There are certain risks related to sales by Cornell Capital Partners, including:

          o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

          o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

          o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

     Newbridge Securities Corporation. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. Guy Amico, Newbridge Securities Corporation's President, makes the investment decisions on behalf of and controls Newbridge Securities Corporation. For its services in connection with a now-terminated Standby Equity Distribution Agreement between Productivity Technologies and Cornell Partners, Newbridge Securities Corporation received a fee of 25,000 shares of common stock, on June 30, 2004, equal to approximately $10,000 based on Productivity Technologies' stock price on June 21, 2004. These shares are being registered in this offering.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 99% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board ("OTCBB") for the five days immediately following the notice date. Productivity Technologies will pay Cornell Capital 5% of each advance as an additional fee.

     Pursuant  to  the  Standby  Equity  Distribution  Agreement,   Productivity
Technologies cannot draw more than $200,000 every seven trading days or more than $3 million over twenty-four months.

     For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners under the Standby Equity Distribution Agreement and a 10% discount on the convertible debentures. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds                                                $     1,500,000         $     2,250,000        $    3,000,000

Net proceeds                                                        1,340,000               2,052,500             2,765,000


No. of shares issued under the Standby Equity
Distribution Agreement at an assumed price of $0.7227               2,075,550               3,113,325             4,151,100

USE OF PROCEEDS:                                                       AMOUNT                  AMOUNT                AMOUNT
---------------------------------------------------------------------------------------------------------------------------

General Working Capital                                       $     1,340,000         $     2,052,500        $    2,765,000

Total                                                         $     1,340,000         $     2,052,500        $    2,765,000
                                                              ===============         ===============        ==============



                                    DILUTION

     The net tangible book value of Productivity Technologies as of September 30, 2004 was a deficit of $1,314,533 or ($0.4784) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Productivity Technologies (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Productivity Technologies, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.7227 per share which is in the range of the recent share price.

     If we assume that Productivity Technologies had issued 4,151,100 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.7227 per share (i.e., the number of shares registered in this offering under the Standby Equity Distribution Agreement), less retention fees of $150,000 and offering expenses of $85,000, our net tangible book value as of September 30, 2004 would have been $1,450,467 or $0.2103 per share. Note that at an offering price of $0.7227 per share, Productivity Technologies would receive gross proceeds of $3,000,000, or the entire amount available under the Standby Equity Distribution Agreement. At an assumed offering price of $0.7227, Cornell Capital Partners would receive a discount of $30,000 on the purchase of 4,151,100 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.6887 per share and an immediate dilution to new stockholders of $0.5124 per share. The following table illustrates the per share dilution:


Assumed public offering price per share                                                                             $0.7227
Net tangible book value per share before this offering                                           $(0.4784)
Increase attributable to new investors                                                           $ 0.6887
                                                                                                 ---------
Net tangible book value per share after this offering                                                               $0.2103
                                                                                                                    -------
Dilution per share to new stockholders                                                                              $0.5124
                                                                                                                    =======

     The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                                                   DILUTION
                                   ASSUMED           NO. OF SHARES TO BE           PER SHARE
                               OFFERING PRICE               ISSUED             TO NEW INVESTORS
                               --------------        -------------------       ----------------
                                  $0.7227                 4,151,100(1)              $0.5124
                                  $0.5420                  4,151,100                $0.4351
                                  $0.3614                  4,151,100                $0.3577
                                  $0.1807                  4,151,100                $0.2803

(1) This represents the maximum number of shares of common stock that are being registered under the Standby Equity Distribution Agreement at this time.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT


Summary

     On  December  23,  2004,  we  entered  into a Standby  Equity  Distribution
Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $3 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 99% of, or a 1% discount to, the lowest volume weighted average price of our common stock on the OTCBB or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation had previously received 25,000 shares of our common stock on July 13, 2004, equal to approximately $10,000 based on Productivity Technologies' stock price on June 21, 2004. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.


Standby Equity Distribution Agreement Explained

     Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on the Company for any of the draws other than that the Company has filed its periodic and other reports with the Securities and Exchange Commission, has delivered the stock for an advance, the trading of the Company's common stock has not been suspended, and the Company has given written notice and associated correspondence to Cornell Capital Partners. We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $0.7227, we would be able to draw the gross proceeds of $3,000,000 under the Standby Equity Distribution Agreement with the 4,151,100 shares we are registering. However, if the average price Cornell Capital Partners pays for shares of Productivity Technologies common stock under the Standby Equity Distribution Agreement is lower than the assumed offering price of $0.7227, it will limit the total amount available under the Standby Equity Distribution Agreement. For example, if the average price is $0.5420, Productivity Technologies would only be able to draw the net amount of $2,052,500 with the 4,151,100 shares being registered under the Standby Equity Distribution Agreement. If the average price is the assumed offering price of $0.3614, we would need to register 4,151,100 additional shares of our common stock to fully utilize the funds available under the Standby Equity Distribution Agreement. We may not have sufficient remaining authorized shares of common stock to register those additional shares, and in that situation, under Delaware law, we would need to obtain shareholder approval to increase our authorized shares.

     We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange
Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $3 million or 24 months after the effective date of the this registration statement, whichever occurs first.

     The amount of each advance is subject to a maximum amount of $200,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. Cornell Capital Partners' beneficial ownership of Productivity Technologies common stock is currently 9.01% and therefore we would be permitted to make draws on the Standby Equity Distribution Agreement so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.9%. A possibility exists that Cornell
Capital   Partners  may
own more than 9.9% of Productivity Technologies' outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

     We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

     We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at an assumed price of $0.7227 per share, we would issue 4,151,100 shares of common stock to Cornell Capital Partners for gross proceeds of $3,000,000. These shares would represent 60.17% of our outstanding common stock upon issuance. We are registering 8,148,600 shares of common stock for the sale under the Standby Equity Distribution Agreement, the conversion of debentures, and the 247,500 commitment fee shares. We will need to register additional shares of common stock in order to fully utilize the $3 million available under the Standby Equity Distribution Agreement if the average price at which we sell shares under the Standby Equity Distribution Agreement is lower than $0.7227 per share.

     There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.4356 per share and 25%, 50% and 75% discounts to the recent price.


     Purchase Price:                                          $0.7227          $0.5420          $0.3614           $0.1807
     No. of Shares(1):                                      4,151,100        4,151,100        4,151,100         4,151,100
     Total Outstanding (2):                                 6,898,600        6,898,600        6,898,600         6,898,600
     Percent Outstanding (3):                                  60.17%           60.17%           60.17%            60.17%
     Net Cash to Productivity Technologies:(4)             $2,765,000       $2,052,500       $1,340,000          $627,500

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4) Net cash equals gross proceeds minus the 5% retainage and minus $85,000 in expenses.


     Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Productivity Technologies under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if Productivity Technologies fails materially to comply with certain terms of the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

     All fees and expenses under the Standby Equity Distribution Agreement will be borne by Productivity Technologies. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 247,500 shares of common stock on July 13, 2004, equaling approximately $99,000 under a now-terminated Standby Equity Distribution Agreement. In addition, we issued 25,000 shares of common stock to Newbridge Securities Corporation, an unaffiliated registered broker-dealer, on July 13, 2004, as compensation for its services as a placement agent under a now-terminated Standby Equity Distribution Agreement equal to approximately $10,000 based on Productivity Technologies' stock price on June 21, 2004.

                              PLAN OF DISTRIBUTION

     The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the OTCBB or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the OTCBB or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

     Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Standby Equity Distribution Agreement, and received a one-time commitment fee in the form of 247,500 shares of common stock on July 13, 2004, equaling approximately $99,000 under a now-terminated Standby Equity Distribution Agreement. The 1% discount, the 5% retainage and the 247,500 shares of common stock are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation has entered into a placement agent agreement with Productivity Technologies pursuant to which Newbridge Securities Corporation has reviewed the terms of the Standby Equity Distribution Agreement and has advised Productivity Technologies concerning these terms. Newbridge Securities Corporation, to the Company's knowledge, will not be participating in the distribution of shares that may be issued under the Standby Equity Distribution Agreement. For its services in regard to the Standby Equity Distribution Agreement. Newbridge Securities Corporation received 25,000 shares of our common stock, on July 13, 2004, equal to approximately $10,000 based on Productivity Technologies' stock price on June 21, 2004, under a now-terminated Standby Equity Distribution Agreement.

     Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Productivity Technologies expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For its services, Newbridge Securities Corporation received 25,000 shares of our common stock on July 13, 2004, under a now-terminated Standby Equity Distribution Agreement. The estimated offering expenses consist of: a SEC registration fee of $704.20, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,795.80. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

     The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Standby Equity Distribution Agreement. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


Overview

     Revenues at Atlas are recognized using the percentage-of-completion method, which measures the percentage of contract costs incurred to date and compares these costs to the total estimated costs for each contract. Atlas estimates the status of individual contracts when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Contract costs include all direct material and labor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, repairs and depreciation costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job condition, estimated profitability, and final contract settlement may result in revisions to costs and income, and are recognized in the period in which such revisions are determined. Sales at Westland are recognized when products are shipped.

Recent Developments

     In June 2004, Cornell Capital entered into a securities purchase agreement with the Company under which Cornell Capital agreed to purchase $300,000 face amount of the Company's convertible debentures. Cornell Capital purchased $200,000 face amount of convertible debentures in June 2004. Cornell Capital subsequently purchased $50,000 face amount of convertible debentures in July 2004 and $50,000 face amount of convertible debentures in September 2004. In each case, the purchase price of the debentures was 90% of their face amount, so that Cornell Capital paid $270,000 in the aggregate for $300,000 face amount of the Company's convertible debentures.

     The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.48 or (ii) 100% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. The debentures are secured by a second mortgage on real property owned by the Company's Atlas subsidiary. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, the Company has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.48 or (ii) 100% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. No principal payments are due prior to maturity.

     The Company can redeem the debentures by paying Cornell Capital Partners 120% of the face amount of the debentures to be redeemed and by issuing warrants to Cornell Capital Partners to purchase 50,000 shares of the Company's common stock for every $100,000 of debentures redeemed.

Critical Accounting Policies And Estimates

     Management's discussion addresses the Company's consolidated financial statements which have been prepared in conformity with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses reported in those financial statements. These judgments can be subjective and complex, and consequently actual results could differ from those estimates. A discussion of the more significant estimates follows. Management has discussed the development, selection and disclosure of these estimates and assumptions with the full Board of Directors.

Impact Of Recently Issued Accounting Standards

     In March 2004, the FASB issued a proposed statement, "Share-Based Payment - an Amendment to Statement Nos. 123 and 95" that would require stock based employee compensation to be recorded as a charge to earnings using a fair value based method. The proposed statement is effective for interim or annual periods beginning after June 15, 2005. The Company will continue to monitor the FASB's progress on this issuance of the proposed statement and its impact on the Company's consolidated financial statements.

     In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." SAB No. 104 revises and rescinds certain sections of SAB No. 101 in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations.

Accordingly there is no impact to the Company's results of operations, financial position or cash flows as a result of the issuance of SAB No. 104.

     On December 23, 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132" ("FAS 132 (revised 2003)"). This statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and postretirement benefit plans. The new disclosures are generally effective for 2003 calendar year-end financial statements of public companies, with a delayed effective date for certain disclosures and for foreign plans. The adoption of SFAS No. 132 did not have an effect on the Company's consolidated financial statements.

     SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities" amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard had no effect on the Corporation's financial condition or results of operations

     In December 2003, the FASB issued Interpretation No. 46R ("FIN 46R"), a revision to FIN 46, "Consolidation of Variable Interest Entities." FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. Entities that have adopted FIN 46 prior to this effective date can continue to apply the provisions of FIN 46 until the effective date of FIN 46R. The adoption of FIN 46R did not have an effect on the Company's consolidated financial statements.

Results Of Operations

     Three Months Ended September 30, 2004 Compared To Three Months Ended September 30, 2003

     Unaudited revenues earned for the quarter ended September 30, 2004 were $5,335,878, as compared to $7,564,463 for the quarter ended September 30, 2003, a decrease of 29%. Unaudited revenues for Atlas were down by 36% and Westland by 6%, due to slower order activity. Management believes that order activity, starting at the end of the first quarter and the beginning of the second fiscal quarter, is showing signs of increasing again.

     Gross profit for the quarter ended September 30, 2004 was $922,418, representing a 43% decrease compared to the $1,614,060 gross profit for the quarter ended September 30, 2003. The decrease in gross profits was principally due to the lower volume and less profitable product mix. Margins compressed due to lower volumes and revenues over which to spread fixed and variable costs during the quarter. As noted above, the lower volumes were due to continued slow economic activity in the capital goods industry.

     Consolidated selling, general and administrative (SG&A) expenses were $1,152,981 or 6% lower than the quarter ended September 30, 2003 SG&A expenses of $1,220,619. The reduction in SG&A expenses for the quarter ended September 30, 2004 was due to continued cost controls and cost reductions at both operating subsidiaries, and as partially offset by a $50,000 payment for the final resolution of a legal matter which related to the Company's September 2002 settlement with the former owner of Westland.

     The net loss from operations for the quarter ended September 30, 2004 was $230,563, compared to income from operations for the quarter ended September 30, 2003 of $393,441. This decrease for the quarter resulted from the lower volume offset by lower SG&A expenses explained above.

     Interest expense for the quarter ended September 30, 2004 at $170,146 was approximately 1% lower as compared to $171,749 for the quarter ended September 30, 2003.

     Net loss for the quarter ended September 30, 2004 was $378,687, compared to net income of $213,587 for the quarter ended September 30, 2003. The reported net loss for the quarter of ($0.14) per share (basic and diluted), based on 2,747,500 weighted average common shares outstanding (basic and diluted) during the quarter. This compared to net income for the quarter ended September 30, 2003 of $0.09 cents per share (basic) and $0.08 cents per share (diluted), based on

2,475,000 weighted average common shares outstanding (basic) and 2,629,000 weighted average common shares outstanding (diluted) during the quarter a year ago.

     The gross carrying amount and accumulated amortization of the Company's intangible assets other than goodwill as of September 30, 2004 is as follows:

                                              September 30, 2004
                                -----------------------------------------------
                                Gross Carrying     Accumulated     Net Book
                                    Amount         Amortization      Value


Patents                                $573,132          $340,612     $232,520

Non-compete Agreements                  348,750           274,992       73,758

ML Closing Fees                         154,603            35,045      119,558

                                -----------------------------------------------
Total                                $1,076,485          $650,649     $425,836
                                ===============================================

     Fiscal Year 2004 Compared To Fiscal Year 2003

     Revenues earned for the year ended June 30, 2004 were $28,155,198 as compared to $29,050,542 for the year ended June 30, 2003, a decrease of 3%. Atlas's revenues were down 6% principally as a result of slower order activity. Westland's revenues increased 7% due to the addition of new customers which began ordering from Westland, or ordered in greater volume, compared to previous years.

     Gross profit for the year ended June 30, 2004 was $6,617,834, representing a 3% decrease from the $6,853,324 gross profit for the year ended June 30, 2003. The decrease in gross profit was due to the Company's overall volume decrease. Gross profit as a percentage of revenues earned for the year ended June 30, 2004 as compared to prior fiscal year remained constant at 23%.

     Consolidated selling, general and administrative (SG&A) expenses for fiscal 2004 were $5,497,191, down 8.0% as compared to SG&A expenses of $6,003,959 for fiscal 2003. The decrease was principally due to continued efforts by management to contain expenses.

     Income from operations for the year ended June 30, 2004 amounted to $1,120,643 compared to the income from operations of $849,365 for the year ended June 30, 2003. The improvement in income from operations resulted primarily from lower SG&A expenses noted above which was offset in part by the decreased gross profit due to lower volume.

     Interest expense for fiscal 2004 was $695,702, which was $55,880 greater than fiscal year 2004. The increase was due in part to Westland's higher costs for borrowing funds from its new senior lender effective as of December 2003 and a slightly higher Company debt level compared to one year ago.

     The Company recognized in fiscal 2004 an increase in its long term deferred income tax asset of $175,000 as a result of profitability in fiscal 2003 and 2004. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at June 30, 2004. As a result, the deferred income tax asset was increased at the end of fiscal 2004 by $175,000 to $895,000, as compared to the Company's total net operating loss carryforwards which approximated $2.39 million at June 30, 2004. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     The net income for fiscal 2004 was $720,536 as compared to net income for the year ended June 30, 2003 of $360,574. Net income for the fiscal year 2004 included a $125,000 gain on extinguishment of debt.

     Fiscal Year 2003 Compared To Fiscal Year 2002

     Revenues earned for the year ended June 30, 2003 were $29,050,542 as compared to $24,767,655 for the year ended June 30, 2002, an increase of 17%. Atlas's revenues were up 13% principally as a result of slightly greater order and business activity. Westland's revenues increased 39% due to the addition of new customers who began ordering from Westland, or ordered in greater volume, compared to one year earlier.

     Gross profit for the year ended June 30, 2003 was $6,853,324, representing a 5% increase from the $6,506,891 gross profit for the year ended June 30, 2002. The increase in gross profit was principally due to the volume increases at both Atlas and Westland. Gross profit as a percentage of revenues earned for the year ended June 30, 2003 as compared to prior fiscal year decreased from 26.3% to 23.6%, principally as the result of a change in the mix of products sold by Westland and to continued competitive pricing pressures in the segments served by Westland.

     Consolidated selling, general and administrative (SG&A) expenses, were $6,003,959, down 7% as compared to SG&A expenses of $6,452,908 for the year ended June 30, 2002. The decrease was principally due to continued efforts by management to contain expenses.

     Income from operations for the year ended June 30, 2003 amounted to $849,365 compared to a loss from operations for the year ended June 30, 2002 of $2,033,325. The loss in fiscal 2002 was principally attributable to the write-off of $2,087,308 for impairment of intangible assets, including a patent. The improvement in income from operations for fiscal year 2003 resulted primarily from higher sales volume and lower SG&A expenses noted above and the absence of a write-off for intangible assets.

     Interest expense for fiscal 2003 was $639,822 a decrease of 62% as compared to $1,668,519 for fiscal 2002. The improvement was due principally to the Company's continued focus on collections of receivables and inventory management at both Atlas and Westland, which reduced borrowing needs. Interest also declined in comparison as the 2002 figure included a one-time interest rate swap unwinding fee of $388,000. Further, Westland's interest costs were lower in fiscal 2003 due to its litigation settlement on September 3, 2002 which resulted in the extinguishment of $1.8 million of indebtedness owed to the former owner of Westland.

     The net income for fiscal 2003 was $360,574 as compared to net loss for the year ended June 30, 2002 of $4,127,502. This improvement was due to the numerous factors cited above including higher sales volume, lower SG&A expense and lower interest expenses.

Liquidity And Capital Resources

     At September 30, 2004, the Company had (1) $3.4 million outstanding under a commercial mortgage loan for Atlas as part of the MLB Credit Facility, (2) $0.4 million outstanding under an equipment term loan for Atlas as part of the MLB Credit Facility, (3) debt of $4.0 million outstanding under a revolving credit facility for Atlas as part of the MLB Credit Facility, (4) deferred executive compensation obligations of approximately $0.975 million originally scheduled to be paid over three equal annual installments during the period from July 2000 through July 2002, (5) $0.8 million outstanding under the Spectrum Credit Facility, (6) $2.2 million outstanding under the Westland Loan, and (7) $300,000 outstanding in convertible subordinated debentures which mature in June 2007. This total of $11.98 million of debt compares to a total combined indebtedness approximating $11.9 million as of June 30, 2004.

     Working capital deficit at September 30, 2004 was ($2,210,714) and the current ratio was (.81) to 1, as compared to a working capital deficit of ($1,913,000) and a current ratio of (.85) to 1 for the Company at June 30, 2004.

     Assuming no adverse developments in the near term, management believes that it has sufficient funds available to it under the various facilities and operations to provide for it working capital needs in the near term.

     At June 30, 2004, the Company had (1) $3.4 million outstanding under a commercial mortgage loan for Atlas as part of the MLB Credit Facility, (2) $0.4 million outstanding under an equipment term loan for Atlas as part of the MLB Credit Facility, (3) debt of $4.0 million outstanding under a revolving credit facility for Atlas as part of the MLB Credit Facility, (4) deferred executive compensation obligations of approximately $0.95 million originally scheduled to be paid over three equal annual installments during the period from July 2000 through July 2002, (5) $0.7 million outstanding under the Spectrum Credit Facility, (6) $2.2 million outstanding under the Westland Loan, and (7) $200,000 outstanding in convertible subordinated debentures which mature in June 2007. This total of approximately $11.9 million as of June 30, 2004 compares to a total combined indebtedness of $11.1 million as of June 30, 2003.

     The Company's working capital deficit at June 30, 2004 was $(1,913,000) and the current ratio was 0.85 to 1, as compared to a working capital deficit of ($5,866,497) and a current ratio of 0.64 to 1 for the Company at June 30, 2003.

     Effective as of December 12, 2003, Merrill Lynch Business Financial Services Inc. ("Merrill Lynch") entered into new credit facilities with Atlas (the "MLB Credit Facility") which provides for borrowing availability of up to $8.0 million (based in part upon eligible accounts receivable), of which $7.4 million was funded at closing. Effective on March 4, 2004, Merrill Lynch agreed to a modification of the terms of the MLB Credit Facility under which in which it increased the borrowing availability by $750,000 under the revolving credit facility for a 60-day period (the "overline period") and increased the interest rate by 0.5% per annum during this period. As of April 10, 2004, the Company paid back all amounts over the original $4.0 million revolver, and the overline period expired in early May 2004. At June 30, 2004, the weighted average interest payable under the MLB Credit Facility approximated 4.75%.

     The MLB Credit Facility consists of:

     o a seven-year real estate term loan in the original principal amount of $3.5 million, bearing interest at a variable per annum rate equal to 3.15% in excess of one-month LIBOR, payable in monthly installments of interest plus 1/180th of principal (a 15-year amortization schedule) with the balance of principal due at maturity in December 2010, and secured by substantially all of the assets of Atlas;

     o a three-year equipment term loan in the original principal amount of $500,000, bearing interest at a variable per annum rate equal to 3.15% in excess of one-month LIBOR, payable in monthly installments of interest plus 1/36th of principal (full amortization), maturing in December 2006, and secured by substantially all of the assets of Atlas; and

     o a one-year revolving working capital credit facility providing for borrowing availability of up to $4.0 million based upon eligible accounts receivable, bearing interest at a variable per annum rate equal to 2.85% in excess of one-month LIBOR, payable in monthly installments of interest only, maturing on December 31, 2004 and secured by substantially all of the assets of Atlas.

     The MLB Credit Facility is guaranteed by the Company and, in addition, the Company has pledged all of the capital stock of Atlas to secure the guaranty. The proceeds of the MLB Credit Facility were used to retire the revolving credit facility and commercial mortgage loan from Bank One, NA to Atlas in the aggregate outstanding principal amount of $7.4 million.

     In addition, also effective as of December 12, 2003, Spectrum Commercial Services, Inc. ("Spectrum") entered into a two-year credit facility with the Company (the "Spectrum Credit Facility") providing for borrowing availability of up to $1.25 million based upon eligible accounts receivable, bearing interest at a variable per annum rate equal to 5.25% in excess of the prime rate of Wells Fargo Bank, NA, (subject to certain minimum payments of $5,575 per month, and subject to reduction by 0.5% if specified profitability thresholds are met), maturing in December 2005 and secured by substantially all of the assets of Westland.

     Bank One, N.A. agreed to subordinate its rights to Spectrum in connection with Bank One's term loan in the outstanding principal amount of approximately $2.2 million, bearing interest at 1.25% over Bank One's prime rate, which the Company incurred in February 2000 to purchase Westland (the "Westland Loan").

     As a condition to agreeing to subordinate to Spectrum, Bank One required the Company to restate the obligations under a new Guarantor Payment Agreement effective as of December 12, 2003. Under these terms, Bank One will look to Westland to repay the remaining obligations owed to Bank One (which continues to be the $2.2 million principal amount that was outstanding prior to the restatement). Although the Company continues to be the primary obligor under the Westland Loan as restated, the Company is prohibited from making payments to Bank One so long as the MLB Credit Facility remains outstanding. Under the terms of the restated Westland Loan, Westland is required to pay to Bank One $10,000 per month plus interest as well as 25% of excess cash flow (as defined in the restated loan agreement) from Westland's operations. Under the restatement, without expressly waiving the previously existing covenant defaults under Westland Loan, Bank One has agreed to honor the scheduled maturity date of the Westland Loan (February 23, 2005) absent any further defaults. The Westland Loan bears interest at the per annum rate of 3.0% in excess of Bank One's prime rate. Westland has suspended payments to Bank One under the Guarantor Payment Agreement (as part of the Westland Loan) and Bank One has made no demand for payment thereunder. Bank One continues to hold a lien on substantially all of Westland's assets, subordinated to the lien of Spectrum.

     In connection with these financing transactions, the Company, Atlas and Westland retired the remaining obligations to the former owner of Westland, Thomas Lee, in consideration of a payment of $525,000, resulting in a gain on the extinguishment of debt of approximately $125,000. Under agreements entered into with Bank One in January 1999, Ronald Prime, formerly an owner and executive officer of Atlas (now deceased), and Michael Austin, formerly an owner and executive officer of Atlas and currently a director of the Company, agreed to subordinate their rights to receive payments for deferred executive compensation obligations of approximately $974, 000 (which were originally scheduled to be paid during the period from July 2000 through July 2002). These executives agreed to continue to subordinate their right to payment to MLB.

     With the availability of funds under the MLB Credit Facility and the Spectrum Credit Facility, and the proceeds from the sale of its convertible debentures to Cornell Capital (described in "Recent Developments") and assuming no adverse business or economic developments, management believes that the Company will have sufficient funds available to it to meet its working capital needs for the next 12 months.

     On December 23, 2004, Productivity Technologies entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, which replaced a now-terminated Standby Equity Distribution Agreement entered into on June 21, 2004. Pursuant to the Standby Equity Distribution Agreement, Productivity Technologies may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $3 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Productivity Technologies 99% of, or a 1% discount to, the lowest volume weighted average price of our common stock on the Pink Sheets or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. In connection with the now-terminated Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 247,500 shares of common stock, equaling approximately $99,000. We are registering 4,151,100 shares in this offering which may be issued under the now-terminated Standby Equity Distribution Agreement. At an assumed price of $0.7227 per share, Productivity Technologies would be able to receive gross proceeds of $3 million using the 4,151,100 shares being registered in this registration statement.

     On June 21, 2004, Cornell Capital Partners entered into a securities purchase agreement with Productivity Technologies under which Cornell Capital Partners agreed to purchase the total amount of $300,000 of convertible debentures. Cornell Capital purchased $200,000 of convertible debentures on June 21, 2004, purchased $50,000 on June 30, 2004 upon a Form 211 being filed on behalf of Productivity Technologies with the National Association of Securities Dealers and purchased $50,000 in additional debentures in September 2004. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. The debentures are secured by a second mortgage on real property owned by Atlas. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, Productivity Technologies has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for thirty trading days immediately preceding the conversion date. No principal payments are due prior to maturity. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures and, therefore, the net proceeds received by the Company is 10% less than the face amount of the convertible debentures.


Summary of Contractual Commitments

     The following table represents contractual commitments associated with operating agreements (excluding interest on debt obligations) for the fiscal years indicated, and thereafter. With respect to the lines of credit borrowed by Atlas and Westland, at September 30, 2004, these amounted to $4.0 million in maximum revolving commitments for Atlas which will be up for renewal in December 2004 and $1.25 million in maximum revolving commitments for Westland which will be up for renewal in December 2005.


                               2005          2006          2007          2008          2009        There-after      Total
                            -----------    ----------    ----------    ----------    ----------    ----------     ----------
Real estate term loan          233,342       233,333       233,333       233,333       233,333     2,236,105      3,402,780
Equipment term loan            166,667       166,667        97,222            --            --            --        430,555
Revolver - Atlas             3,998,177            --            --            --            --            --      3,998,177
Revolver - Westland            695,167                                                                              695,167
Subordinated term loan       2,212,583            --            --            --            --            --      2,212,583
Debentures                          --            --            --       270,000            --            --        300,000
                            -----------    ----------    ----------    ----------    ----------    ----------     ----------
                            -----------    ----------    ----------    ----------    ----------    ----------     ----------
         Total debt          7,305,936       400,000       330,555       413,333       233,333     2,236,105      11,039,262

Building lease                 214,867       214,867                                                                429,734
                            -----------    ----------    ----------    ----------    ----------    ----------     ----------
          Total              7,520,803       614,867       330,555       413,333       233,333     2,236,105      11,468,996
                            ===========    ==========    ==========    ==========    ==========    ==========     ==========

Off Balance Sheet Arrangements

     During the three months ended September 30, 2004, Productivity Technologies had no off-balance sheet arrangements other than operating leases entered into in the normal course of business.

     During fiscal 2004, Productivity Technologies had no off-balance sheet arrangements other than operating leases entered into in the normal course of business.

Submission Of Matters To A Vote Of Stockholders

     No matters have been submitted to a vote of security holders during fiscal year beginning July 1, 2004.

                          CHANGES IN AND DISAGREEMENTS
             WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     As reported in Productivity Technologies' current report on Form 8-K filed March 31, 2003, Doeren Mayhew, then Productivity Technologies' independent auditor terminated its client-auditor relationship with Productivity Technologies effective March 24, 2003. Doeren's resignation was based upon its decision to terminate its audit engagements with all public companies. Doeren's report on Productivity Technologies' financial statements as of and for the year ended June 30, 2002 included an explanatory paragraph regarding Productivity Technologies' ability to continue as a going concern. The report did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to any uncertainty or as to audit scope, or accounting principles. In connection with the audits of Productivity Technologies' financial statements for fiscal year 2001 or fiscal year 2002 (the two most recent fiscal years prior to its resignation), there have been no disagreements between Productivity Technologies and Doeren on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Doeren, would have caused Doeren to make reference to the matter in its report. As reported in Productivity Technologies' current report on Form 8-K filed on July 23, 2003, Productivity Technologies engaged Follmer Rudzewicz PLC as its independent auditor.

     Prior to the Company's engagement of Follmer, the Company had not consulted Follmer regarding the application of accounting privileges to any transaction or proposed transaction or any matter as to which there was a disagreement with Doeren Mayhew. As previously reported in the Current Report on Form 8-K dated March 24, 2003, there was no such disagreement with Doeren Mayhew.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Of the Company's indebtedness of $11.7 million at June 30, 2004, almost all of the indebtedness comprises variable rate obligations. Assuming an immediate 10% increase, as of June 30, 2004, in the interest rates on all of the Company's variable rate obligations, management has calculated that the impact to the Company in annualized interest payable would approximate $120,000.

                             DESCRIPTION OF BUSINESS


General

     Productivity Technologies Corp. (the "Company") was incorporated in June 1993 under the name Production Systems Acquisition Corporation with the objective of acquiring an operating business engaged in the production systems industry. The Company completed an initial public offering ("IPO") of common stock in July 1994 and raised net proceeds of approximately $9.0 million. In May 1996, the Company changed its name to Productivity Technologies Corp. and acquired, through a merger, Atlas Technologies, Inc. ("Atlas") as a wholly owned subsidiary. On February 23, 2000, the Company purchased, through a wholly owned subsidiary formed for this purpose, substantially all of the assets of Westland Control Systems, Inc. ("Westland"). The Company has no other subsidiaries or operations. The Company, which produces industrial machinery, operates in a single segment through its Atlas and Westland subsidiaries.

     Atlas sells products to automobile and automotive parts manufacturers and appliance manufacturers. Other customers include steel service centers and manufacturers of lawn and garden equipment, office furniture, heating, ventilation and air conditioning equipment, and large construction equipment. Sales to automotive related customer's account for the majority of sales. Westland's customers participate in the automotive, food processing, adhesive and sealant, and other industries.

     Atlas is a leading innovator and supplier of quick die change, flexible transfer, and stacking/destacking equipment used to automate automotive and other metal stamping operations. Atlas operates two manufacturing plants in Fenton, Michigan and has sales and engineering offices in Michigan, Europe and China. In March 2004, Atlas formed a German subsidiary, Atlas Technologies, GmbH, in order to facilitate its operations in Europe.

     Metal stamping presses are used to form a wide variety of sheet metal components used in automobiles, appliances and other consumer and industrial products. Atlas offers a complete range of products within three categories critical to the operation of metal stamping presses: quick die changing equipment, press automation equipment, and stacking and destacking equipment, which, together, have historically accounted for approximately 85% to 90% of its sales revenues. It also sells, on a turnkey basis, fully integrated metal stamping systems comprised of components provided by Atlas and other manufacturers. During 1998, Atlas began producing and selling finger tooling for use with its and third party transfer press automation equipment. During fiscal 2000, Atlas also began to offer standard transfer press cells where Atlas acts as the systems integrator for its customers.

     Metal stamping involves setting pieces of flat sheet metal over a shaped die, which is set in a press, and then lowering a matching die onto the sheet metal to form it into the desired shape. The sheet metal pieces typically pass through several stamping press operations, each performing a different forming function. Atlas' products stack cut sheet metal blanks for feeding into the presses, move components from one press station to another within a multi-station transfer press or between presses within a tandem line of presses, facilitate the changing of dies on a press and subsequent die handling operations (storage, retrieval, and maintenance). Certain Atlas products also handle stamped parts after they have passed through the stamping presses, functions known as "End-of-Line" applications.

     In recent years, the increasing complexity and precision required in stamped metal components, such as automobile body and appliance parts, coupled with the large variety of such components necessary to meet consumer preferences, has required manufacturers of such products to increase the flexibility and efficiency of the machinery used in their manufacture. The presses must accommodate rapid changes in production schedules and produce profitable batch runs of varying sizes. Equipment such as that made by Atlas is important to meet the needs of the manufacturers.

     Westland designs, manufactures and field installs custom electrical control panels primarily for use in production machinery and machine tools utilized in automotive, adhesive & sealant, food processing, and other industrial applications. Westland operates one manufacturing plant in Westland, Michigan, which is located one hour from Atlas' plants in Fenton, Michigan. Westland's plant comprises approximately 34,000 square feet of manufacturing space and 4,000 square feet of offices. Its Westland location is centrally located in Southeastern Michigan nearby numerous machinery manufacturers.

     The manufacture of control panels for industrial machinery often but not always occurs in the latter stages of construction. Machinery typically is first built and subsequently wired. Machine wiring is conducted through the control panel. While machine wiring and control panels are manufactured in the latter stages of machine production, they are essential to effective machinery operation as they turn stationary metal into functional machines. As a result, management believes control panels are considered a higher value added machinery module.

     Management believes the Company has been a leader in the refinement of the processes by which custom electrical panels are built. In particular, management believes it has effective internal processes to convert the production of a custom panel into more of a mass production process. At many stages in the panel build process, Westland has reduced or eliminated certain steps, which incur costs or extend production time. Management believes Westland's processes help its customers. A number of Westland's customers seek to outsource a substantial portion of their panel building requirements. Often, machinery builders, which outsource the production of their control panels, are focused on machinery construction first, while the outsourcing of panel design and production remains a secondary concern. This can lead to a situation where panels are required within shorter lead times. Management believes Westland's streamlined production processes allow the Company to satisfy rapid delivery requirements of customers.

Customers And Marketing

     Sales of Atlas products have principally been to two customer markets - automobile and automotive parts manufacturers, and, to a lesser extent, appliance manufacturers. Other customers include manufacturers of garden and lawn equipment, office furniture, heating, air conditioning and ventilation
(HVAC) equipment and aircraft. Westland's products are utilized in machinery for automotive adhesive and sealant, engine part machining, food processing and other industrial applications.

     In the 2002, 2003 and 2004 fiscal years, automotive industry customers for the Company accounted for approximately 84%, 89% and 83% of sales, respectively. For such fiscal years, sales by the Company to General Motors Corporation represented 5%, 8% and 21% respectively and sales to The Ford Motor Company represented 22%, 31% and 23%, respectively, of total sales. Sales are predominantly in the United States and Canada but, in recent years the Company targeted sales efforts in Mexico, Brazil, Europe and Asia. International sales for the 2002, 2003 and 2004 fiscal years represented approximately 23%, 17% and 17%, respectively, of total sales in such years.

     Atlas uses three marketing channels: direct sales, with offices at its headquarters in Fenton, Michigan, Porthcawl, South Wales, U.K., and Beijing, China; commissioned sales representatives; and original equipment manufacturers
(OEMs) specializing in metal presses and related equipment. Atlas also established offices in Brazil and Germany in the fiscal year 2004. Westland's sales are primarily direct and on occasion it has utilized outside manufacturers' sales representatives.

     The order backlogs were approximately $15.7 million, $14.9 million and $6.0 million at June 30, 2002, 2003 and 2004, respectively. The Company believes substantially all of the June 30, 2004 backlog will be produced during fiscal 2005.

Products

     Atlas offers production critical, higher technology products based on proven designs and engineering, which it believes offer superior technology, engineering and features compared to certain products offered by its competitors. Atlas products are modular and may be used with existing systems as well as with completely new systems. As a result of their modular design, a variety of pieces of equipment can be combined to form an appropriate solution for a customer's metal stamping needs. Virtually all of its products are manufactured on a made-to-order basis. Because of their many desirable features, Atlas products are positioned at an above-average price comparative to its competitors. The raw materials and components used by Atlas in the manufacturing process are readily available and, generally, there are numerous suppliers that are capable of providing these materials and components.

     Atlas personnel perform applications engineering, product design or customization, procurement, fabrication, machining, assembly, testing, shipping and installation of the products and systems it sells. Atlas continues seeking to achieve greater modularity in the engineering and design of its products. To date, this focus has resulted in faster order fulfillment and production, and improved fabrication. Atlas believes that meaningful cost-reducing improvements can still be made in the manufacturing process, particularly from further development of configurable modules.

     Quick die change equipment made by Atlas includes automated die carts, die tables and high rise automated storage-retrieval systems which are used to maneuver stamping press dies and molds weighing up to 100 tons each. The Atlas-developed products allow die swapping to be accomplished in minutes as compared to hours if conventional equipment is used. Atlas storage-retrieval systems permit dies not in use to be stored in multiple level racks and readily accessible to die carts for die swapping. Atlas' equipment can be configured for use with either manually controlled or fully automated presses. Atlas believes that its equipment is instrumental in increasing the "up-time" of presses while also facilitating short run capability, gentle die handling, safer and improved ergonomics and easier and more efficient die maintenance.

     Transfer press automation equipment is sold by Atlas under the names Flex 2000, Flex 3000, and Flex 5000(R). Transfer presses use as many as ten dies within a single press to progressively form the component (typically including tasks such as drawing or forming, trimming, piercing and flanging). Unlike tandem press lines, which use multiple presses arranged in a line and require multiple devices to move a component, transfer presses move the component being processed from one die station to another using a single automation device. Compared to tandem presses, transfer presses generally operate at higher production rates, require less floor space, consume less energy and allow more component processes per press. Because of this, and because they have fewer parts and require less expensive quick die change equipment than tandem presses, transfer presses have become the preferred type of press for new purchases although many tandem presses will remain in use for many years and can be refitted with automation equipment. Atlas recently began offering standard Transfer Press Cells as a systems integrator, comprised of Atlas equipment and presses made by other manufacturers to more aggressively pursue the transfer press process market segment.

     Stacking and destacking automation equipment is used to handle the sheet metal in the initial stages of the stamping process. Stackers stack flat blanks cut from the coiled rolls, which are delivered to the manufacturer. Destacking equipment feeds the flat blanks into the press and includes functions to wash/scrub or roll-coat the metal blanks and to queue them to assure a steady flow. Atlas also produces and sells precision steel pallets for handling the stacks of sheet metal so as to reduce handling damage and to eliminate the need for strapping the stack of sheets together.

     Westland designs, manufactures and field installs custom electrical control panels primarily for use in production machinery and machine tools utilized in automotive, adhesive and sealant, food processing, and other industrial applications. The design and manufacture of control panels for machinery occasionally occurs in the later stages of the machinery design and construction process. Machinery must first be constructed, and then wired, where the wiring is conducted through the control panel. While the wiring of machinery may occur later in the construction process, the wiring and control panels are essential to effective machinery operation, as the wiring and controls convert the machinery from stationary metal to functional machines.

     Westland's products range from small, single door electrical panels to larger six door panels. Selling prices for Westland's products range from less than $5,000 to more than $100,000 per unit. The electrical control panels are used by customers to control the mechanical functions of machinery used in applying adhesives and sealants in automobile production, material handling equipment for metal forming for automobiles and appliances, the machining of cylinders for the manufacture of vehicle engines, and the fabrication of containers for food and juice packaging.

Competition

     Atlas management believes Atlas' products are sold in specialized markets that have limited customers and competitors. In any case, in many instances, Atlas products are procured through competitive bidding. Because of the capital cost and the need for skilled personnel, such as engineers, designers, mechanics and sales persons, entry into this industry is expensive and difficult to achieve and Atlas does not expect competition to increase significantly over present levels. Primary competitors of Atlas include ABB Flexible Automation (Sweden), Automatic Feed Company (U.S.A.), Binar (Sweden), Orchid International (Canada), Linear Transfer Systems (Canada), Gudel/Rapindex (Switzerland, U.S.A.), Wayne Trail (U.S.A.), HMS Products Co. (U.S.A.), Schuler Automation Group (Germany), Strothmann GmbH (Germany), and Aisaku (Japan). Each of these companies offers components, which compete with certain components manufactured or sold by Atlas. A number of the competitors are well established with substantial financial resources, recognized brand names, customer loyalty and established market positions, capable engineering, strong distribution networks and comprehensive manufacturing capabilities.

     Westland management believes Westland's competitors sell their products primarily regionally, and there are numerous competitors both regionally and nationally. Typically, custom-built control panels are commodity type products purchased by customers on the basis of quality and reliability, delivery timing, and pricing. Westland's major competitors in the Southeast Michigan region include Bentech, K-R Automation, Con-Syst-Int, JIC Electric, X-Bar Automation and Control Technique, Incorporated.

     In contrast to the possible regional focus of certain competitors, Westland is focused on customers both within and outside its local region. Westland also seeks to sell more than control panel building services. It seeks to educate customers on how they can reduce their internal labor costs by having Westland, at a cost lower than the customers' labor expenses, more fully prepare the control panels for final, and more rapid, installation on the customers' machinery.

Trademarks And Patents

     Atlas owns exclusive rights to U.S. and foreign patents previously owned by the deceased inventor, Mr. John H. Maher, having acquired assignment of these rights in April 2002 from Mr. Maher's trust in a cash transaction in April 2002. The patents are associated with the manufacture, sale, and use of Atlas FLEX 5000(R) and related transfer press automation equipment products. The relevant patents registered with the United States Patent and Trademark Office will expire on June 23, 2008. As a result of the purchase of the patent rights in April 2002, Atlas no longer pays any royalties to the former patents owner, but is now fully responsible for all associated patent defense and maintenance costs. The exclusive rights agreement covers three U.S. patents for a system for transferring work pieces through a series of workstations, a fourth US patent for a synchronized dual axis actuator, and a fifth U.S. patent for a transfer system. The system for transferring work pieces through a series of workstations is protected by foreign patents in Canada, China, France, Germany, Great Britain, Japan, Republic of Korea, Russian Federation, Spain and Sweden. This license agreement also encompasses rights to transfer system patents that are pending in several foreign countries covered under the Patent Coordination Treaty. A royalty-bearing sub-license has been granted by Atlas to the Orchid Automation Group (Canada).

     Atlas has registered with the United States Patent and Trademark Office a trademark on "FLEX 5000(R)" that it uses to market its line of transfer equipment.

     Atlas owns and has registered with the United States Patent and Trademark Office eight (8) patents, one for an asynchronous conveyer construction, one for a transfer arm for supporting work pieces, one for a magnetic sheet separator construction, one for a work piece transfer support apparatus, one for a magnetic sheet fanner, one for an apparatus for supporting a work piece for transfer, one for a pallet cover, and one for apparatus and methods for forming work pieces. Foreign patents for the latter are held in Australia, China, France, Germany, Italy, Great Britain, Poland, Spain and Sweden with patent applications pending in Canada, Korea, and Mexico. Atlas has applied for five United States patents for an articulating work piece transfer apparatus, a magnetic sheet fanner, a tooling gage, a finger tooling receiver for transfer press automation equipment and a pin pallet cover. Foreign patent applications have been filed for the articulating work piece transfer apparatus.

Management And Employees

     The Company employs approximately 160 persons. None of these persons is a member of a union. The Company believes that its employee relations are good. The Company's facilities are located in highly industrialized areas that benefit the Company by reason of their proximity to customers and a skilled labor force.

Description Of Property

     Atlas owns and operates two manufacturing facilities in Fenton, Michigan and Westland leases and operates one manufacturing facility in Westland, Michigan. The two Fenton facilities have an aggregate of 94,200 square feet of space. One of these facilities, built in 1997, has higher roofs and heavier cranes to facilitate manufacturing of larger equipment and provides approximately 51,000 square feet of manufacturing space and 8,000 square feet of office space. This facility also is capable of expanding at a later date to approximately 130,000 square feet of manufacturing and 25,000 square feet of office space. Operations performed in the two Fenton facilities include fabrication, machining, assembly, electrical panel construction and testing. Project management, engineering, finance/human resources, service, quality, purchasing and sales offices are also located in Fenton.

     The Westland plant, which is leased, has approximately 34,000 square feet of manufacturing and assembly space and 4,000 square feet for offices. Operations performed in the Westland facility are manufacturing, assembly, quality control, testing, field installation and service. Sales, operations, finance and administration are all located in Westland, Michigan.

     The principal executive offices of the Company are located at 3100 Copper Avenue, Fenton, Michigan 48430.

Legal Proceedings

     Productivity Technologies is a party to routine litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business or financial condition of the Company. Productivity Technologies maintains general liability insurance, workers' compensation insurance, property insurance, automobile insurance, employee benefit liability insurance, fidelity insurance and directors' and officers' liability insurance.

     The Company recorded a $50,000 payment for the final resolution of a legal matter which related to the Company's September 2002 settlement with the former owner of Westland.

                                   MANAGEMENT


Directors

     Set forth below is information concerning each director of Productivity Technologies, including his business experience during at least the past five years, his positions with Productivity Technologies, and certain directorships held by him. Except as hereinafter described, there are no family relationships among any of the directors or any arrangements or understandings between any director and another person pursuant to which he was selected as a director.


Director                                 Age             Director Since  Current Position
--------------------------------------   --------------  --------------  ------------------------------------------
Class I Directors

Jesse A. Levine                          37              1993            Director, Chief Financial Officer,
                                                                         Vice President, Secretary and Treasurer

Class II Directors

Michael D. Austin                        53              1999            Director, President of the Company's Atlas
                                                                         Technologies, Inc. subsidiary and Senior Vice
                                                                         President of Strategic Planning and Marketing of
                                                                         the Company

Class III Directors

Samuel N. Seidman                        70              1993            Director, Chairman of the Board, President and
                                                                         Chief Executive Officer

Alan H. Foster                           79              1993            Director


     The Company's Board of Directors is divided into three classes, each of which serves for a term of three years, with only one class of directors being elected in each year. The term of office of the Class II director will continue until the next annual meeting of the Company expected in fiscal 2005. In turn, the term of office of the Class III and Class I directors will continue until the annual meetings of the Company expected to be held in fiscal 2006 and 2007, respectively. A director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected.

Class I Director

     Jesse A. Levine has been Secretary, Treasurer and a Director of the Company since its inception, Chief Financial Officer since June 1995 and a Vice President since May 1996. Since January 1992, Mr. Levine has been Vice President and then Senior Vice President of Seidman & Co., Inc., specializing in financial and business analysis, corporate finance, private placement financing, merger and acquisition, and corporate advisory services. Previously, Mr. Levine served as a commercial credit analyst for Society Bank, Michigan. Mr. Levine earned a B.A. degree, with highest honors distinction, in economics from the University of Michigan and obtained a chartered financial analyst certification in 1995. Samuel N. Seidman, the President, Chief Executive Officer, and Chairman of the Company, is Mr. Levine's uncle.

Class II Director

     Michael D. Austin is currently the President of the Company's Atlas Technologies, Inc. subsidiary and Vice President of Strategic Planning and Marketing of the Company. From 1998 to 2000, Mr. Austin held the position of CEO and President of Atlas Technologies, Inc. From 1996 to 1998, Mr. Austin held the position of President of Atlas Technologies, Inc., and was primarily responsible for directing the marketing and sales activities of the company for determining the overall product directions, managing product research and development, and managing the application engineering department. From 1977 to 1996, Mr. Austin held various other management positions at Atlas Technologies, Inc., including Vice President of Operations, Vice President of Sales and Marketing, Sales Manager, and Controls Manager.

From 1973 to 1977, Mr. Austin held various controls engineering and management positions at Fluid & Electric Control Co., including Chief Engineer. Mr. Austin serves on the board of directors or board of advisors of the Society of Manufacturing Engineers, the Flint-Genesee Economic Growth Alliance, the Genesee Area Focus Council, the Manufacturers Innovation Council, Kettering University, Baker College and Mott Community College. Mr. Austin holds U.S. and foreign patents for certain apparatus and methods for forming work pieces.

Class III Directors

     Samuel N. Seidman has been President and a Director of the Company since its inception. In 1970, Mr. Seidman founded Seidman & Co., Inc., an investment banking firm, and serves as its President. In this capacity, he has provided a broad range of investment banking services, including financial analysis and valuations, private financings, and corporate recapitalizations and debt restructurings. Mr. Seidman also serves as a director of AMREP Corporation, a real estate development corporation listed on the New York Stock Exchange. He has acted as financial advisor to manufacturers of various kinds of production systems and components for a number of industries, including ASM International, N.V., and a multi-national producer of automated equipment and systems for the production of semiconductor traded on the NASDAQ National Market. Mr. Seidman advised in the sale of ASM Fico Tooling, Inc., a European-based multi-national manufacturer of specialized tooling for the semiconductor industry. Mr. Seidman was Co-Chairman of the Creditors' Committee in the Chapter 11 reorganization of Sharon Steel Corp., an integrated manufacturer of finished steel products, and served as financial advisor in Chapter 11 to Chyron Corp., a specialized producer of television character generation equipment for video productions listed on the New York Stock Exchange, and Mr. Gasket Co., a manufacturer of automobile aftermarket products. Prior to founding Seidman & Co., Mr. Seidman worked in corporate finance at Lehman Brothers. Mr. Seidman earned a B.A. degree from Brooklyn College and a Ph.D. in economics from New York University. He was a Fulbright Scholar and a member of the graduate faculty of the City University of New York. Mr. Seidman's nephew, Jesse A. Levine, is Vice President, Chief Financial Officer, Secretary, Treasurer and a Director of the Company.

     Alan H. Foster has been a Director of the Company since its inception. From 1986 until September 2001, he served as an Adjunct Professor of Finance and Corporate Strategy at the University of Michigan. Since 1978, Mr. Foster has been the principal of A.H. Foster & Company, a consulting firm, which serves as a consultant in corporate finance to foreign governments, and domestic and international clients. Previously, Mr. Foster was a director of Code-Alarm, Inc., a manufacturer of automobile security systems, which was subsequently sold. For the last 12 years, Mr. Foster has served numerous times as a court-appointed trustee in bankruptcy for both Chapter 7 and Chapter 11 cases. He was employed by the American Motors Corporation from 1963 to 1978, where he first served as Director, Financial Planning and Analysis and then as Vice President and Treasurer for the last ten of those years. From 1953 to 1963, Mr. Foster worked at Sylvania Electric Products in various capacities, including Manager, Corporate Planning and Control. Mr. Foster is the author of Practical Business Management, published in 1962. Mr. Foster earned a B.S.B.A. degree from Boston College and an M.B.A. degree from Harvard Business School.

Executive Officers

     The  following  table  sets  forth  certain  information   concerning  each
individual who currently serves as an executive officer of Productivity Technologies. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board. Except as specifically described, there are no family relationships among any of the executive officers or any arrangements or understandings between any executive officer and another person pursuant to which he was selected as an executive officer.



Executive Officers                                Current Position
-----------------------------------------         -----------------------------------------------------------------------
Samuel N. Seidman                                 Chairman of the Board, President and Chief Executive Officer
Jesse A. Levine                                   Chief Financial Officer, Vice President, Secretary and Treasurer
William G. Rogner                                 Chief Executive Officer of Atlas Technologies, Inc.
Michael D. Austin                                 Vice President of Strategic Planning and Marketing of the Company and
                                                  President of Atlas Technologies, Inc.
Robert J. Cuccaro                                 Vice President, Corporate Controller of the Company and President of
                                                  Westland Control Systems, Inc.

     See above for a description of the business experience during at least the past five years of Messrs. Seidman, Levine and Austin.

     Robert J. Cuccaro, 49 years of age, joined the company on May 26, 2000 as Vice President, Corporate Controller. In January 2001, Mr. Cuccaro was promoted to President and Chief Executive Officer of Westland Control Systems, Inc. From 1998 to 2000, Mr. Cuccaro held positions of General Manager and Controller for the Ring Group and Karmazin Products Corporation and was responsible for directing sales, human resources, production control, accounting and finance. From 1996 to 1998, Mr. Cuccaro held the position of Chief Financial Officer/Division Controller for Stewart Connectors Division, Inc. a subsidiary of Insilco Corporation. From 1994 to 1996, Mr. Cuccaro held various positions including Plant Controller and Corporate Controller with Clark Material Handling Corporation, a subsidiary of Terex Corporation. Previously, from 1982 to 1994, Mr. Cuccaro held various financial positions at UNISYS Corporation including Controller and Sales Director. Mr. Cuccaro has extensive international, manufacturing, financial reporting and systems experience. Mr. Cuccaro earned his B.S. degree from Rutgers University and attended graduate studies classes at Fairleigh Dickinson University in New Jersey.

     William G. Rogner, 53 years of age, is Chief Executive Officer of Atlas. Mr. Rogner has approximately 18 years experience with Atlas, including having previously served as its Executive Vice President, Vice President of Engineering, Director of Contract Management and Project Manager. In these and other capacities, Mr. Rogner has at various times had direct responsibilities for sales, manufacturing, engineering, and mechanical engineering, fluid engineering, and electrical controls. As Executive Vice President, Mr. Rogner assisted in development and implementation of the Company's strategic plan, including the reduction of Atlas' financial break-even point by approximately 35 percent. He initiated a value analysis and value engineering (VA/VE) program to reduce costs at least 5 percent while maintaining or improving product functionality.

     Mr. Rogner also had direct responsibility for establishing Atlas' Brazilian subsidiary, which was profitable in its first year, and he assisted in developing sales and service in Europe and Asia and sales representation in India. As part of a continuous focus on costs, Mr. Rogner reduced headcount by over 40% in approximately three years and sought to level load (smooth out) manufacturing schedules and direct labor manpower by utilizing production outsourcing. He also supervised the implementation of the Company's enterprise resource planning (ERP) system. From 1984 to 1997, as Director of Contract Management at Atlas, Mr. Rogner had direct responsibility for major projects, customer service, and warranty. He also was a Project Manager with direct responsibility for the mechanical design and building of machines and projects. During this time, he managed some of the largest projects in the history of Atlas, including an $18 million system which included an engineering study and implementation of a Greenfield project for an entire press room for a major appliance manufacturer, including sheet metal dies for a new product. This project employed 18 presses, three coil lines, more than 130 tools, as well as equipment automation, and quick die change capabilities.

     Mr. Rogner spent two years away from Atlas in the past 20 years, when he co-founded an engineering design and consulting firm. As a company principal, Mr. Rogner arranged the firm's line of credit, more than doubled firm revenues in its first two years of operations, broadened the firm's initial customer base, enabling the firm to report net earnings of 10 percent of its sales. Mr. Rogner received his B.S. from Michigan State University and he also recently completed an immersion course at the Wharton School of Business in finance for non-financial executives.

Executive Compensation

     Director Compensation And Arrangements

     During fiscal 2004, Productivity  Technologies' non-employee director, Alan
H. Foster, received $18,000 per annum, payable quarterly.

     Executive Officer Compensation

     The following table shows all compensation paid by Productivity Technologies for the fiscal years ended June 30, 2002, 2003 and 2004 to (1) the person who has served as the chief executive officer of Productivity Technologies at all times since the beginning of fiscal 2004 (Samuel N. Seidman), and (2) each executive officer of Productivity Technologies, other than the chief executive officer, who served as an executive officer at any time during fiscal 2004 and whose income exceeded $100,000 (Bill Rogner and Robert J. Cuccaro) (collectively, the "Named Executive Officers").


                                                  Summary Compensation Table

                                                              Annual Compensation              Long-Term Compensation
                                       ------------         -----------------------         ----------------------------
                                                                                                              Securities
                                       Fiscal Year                                           Restricted       Underlying
                                          Ended             Salary            Bonus         Stock Awards        Options
Name and Principal Position              June 30,            ($)               ($)              (#)               (#)
---------------------------          --------------         -----------       ----------    --------------    -------------
Samuel N. Seidman,                   2004                       120,000               --                --               --
Chairman of the Board,               2003                       120,000               --                --               --
President and Chief                  2002                       120,000               --                --               --
Executive Officer

William G. Rogner,                   2004                       150,000               --                --               --
Chief Executive Officer of           2003                       150,000               --                --               --
Atlas                                2002                       150,000               --                --               --

Robert J. Cuccaro,                   2004                       103,000               --                --               --
Vice President,                      2003                       103,000               --                --               --
Corporate Controller of the          2002                       103,000               --                --               --
Company and President of
Westland

     Option Awards and Values. No options or stock appreciation rights were awarded to any of the Named Executive Officers in fiscal 2004. The following table sets forth information concerning the aggregate number and values of options held by the Named Executive Officers as of June 30, 2004. None of the Named Executive Officers holds stock appreciation rights and none of such persons exercised any options in fiscal 2004.



                                           Aggregate Year-End Option Values at June 30, 2003

                                      Number of unexercised options           Value of unexercised in the money options
                                         at fiscal year end (#)                         at fiscal year end ($)
                                    ----------------------------------        ------------------------------------------
Name                                Exercisable          Unexercisable          Exercisable             Unexercisable
---------------------------         -----------          -------------          -----------             -------------
Samuel N. Seidman                       107,000                   ---                    ---                       ---
William G. Rogner                        34,000                   ---                    ---                       ---
Robert J. Cuccaro                        19,000                   ---                    ---                       ---


Compensation Committee Interlocks And Insider Participation

     The full Board of Directors of the Company serves as the Company's Compensation Committee. Mr. Foster as the outside director serves as the Chairman of the Audit Committee which in turn reports to the full Board of Directors of the Company. There have not been since the beginning of fiscal 2004 any interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving any person who has served on the Company's Board of Directors since that time. See Item 13 for a description of certain transactions and relationships of the Company with directors of the Company since the beginning of fiscal 2004.


Equity Compensation Plan Information

                                                  Number of securities
                                                   to be issued upon          Weighted average
                                                exercise of outstanding      exercise price of       Number of securities
                                                 options, warrants and      outstanding options,      remaining available
Plan category                                            rights             warrants and rights       for future issuance
-------------------------------------           -----------------------     --------------------     ---------------------
                                                          (a)                       (b)                       (c)
Equity compensation
plans approved by
security holders                                         459,000                   $  0.76                   71,000
                                                         -------                   -------                   ------
Total                                                    459,000                   $  0.76                   71,000
                                                         =======                   =======                   ======

                             PRINCIPAL STOCKHOLDERS

     The following table and accompanying footnotes set forth certain information as of December 27, 2004 with respect to the stock ownership of (1) each stockholder known by Productivity Technologies to be a beneficial owner of more than 5% of Productivity Technologies' common stock, (2) each director and nominee of Productivity Technologies, (3) Productivity Technologies' Chief Executive Officer, and (4) all directors and executive officers of Productivity Technologies as a group (based upon information furnished by such persons). Shares of common stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days of the date of this report have been included in the following table. See "executive compensation" section for additional information regarding the stock options granted to the indicated persons. Unless otherwise indicated below, the business address of the persons listed below is Productivity Technologies Corp., 3100 Copper Avenue, Fenton, Michigan 48430.


                                                                                           Number of       Percentage of
                                                                                             Shares           Shares
                                                                                          Beneficially     Beneficially
Name of Beneficial Owner                                                                     Owned           Owned(3)
------------------------------                                                            ------------     -------------
Cornell Capital Partners, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07307                                                                        247,500(5)              9.1%
Michael D. Austin                                                                            312,600(1)             11.4%
Samuel N. Seidman                                                                            258,250(1)              9.0%
Jesse A. Levine(2)                                                                              143,500              5.0%
Alan H. Foster                                                                                39,750(1)              1.4%
Estate of Ronald Prime                                                                          163,000              5.9%
William G. Rogner                                                                             59,000(1)              2.1%
Robert J. Cuccaro                                                                             29,000(1)              1.0%
All directors and executive officers as a group (4)                                          842,100(4)             27.9%

(1) Includes shares of common stock issuable upon immediately exercisable warrants and options at prices ranging from $0.15 to $1.37 per share, as follows: Mr. Austin - 6,500 shares; Mr. Seidman - 107,000 shares; Mr. Levine - 97,000 shares; Mr. Rogner - 34,000 shares; Mr. Cuccaro - 19,000 shares; Mr. Foster - 18,500 shares.

(2)  Includes 4,000 shares gifted by Mr. Levine to a related minor.

(3) Applicable percentage of ownership is based on 2,747,500 shares of common stock outstanding as of December 27, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 27, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 27, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(4) Includes shares of common stock issuable upon immediately exercisable warrants and options to all executive officers and directors.

(5) In July 2004, Cornell Capital was paid a $99,000 fee, which was paid in restricted shares of the Company, in consideration for Cornell Capital entering into the now-terminated Standby Equity Distribution Agreement.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

     In 2001, Productivity Technologies' common stock was de-listed for trading on the NASDAQ Small Cap Market. At that time, Productivity Technologies' common stock became listed for quotation on the NASD's electronic over the counter quotation system, the OTCBB. In October, 2003, due to a delay in Productivity Technologies' filing its annual report on Form 10-K for the fiscal year ended June 30, 2003, Productivity Technologies' quotation on the OTCBB was suspended. The Company's common stock then traded through the Pink Sheets LLC. In August 2004, the Company's common stock was re-listed on the OTCBB. The over-the-counter quotations of Productivity Technologies' common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

     The following table sets forth the range of high and low closing bid prices for common stock as reported through both the Pink Sheets LLC and the OTCBB. Within the last two fiscal years there has been extremely limited trading in Productivity Technologies' Units and Warrants and, therefore, no trading information is provided. The Warrants expired effective on June 24, 2002.

                                                          High           Low
                                                          ($)            ($)
                    ----------------------------------------------------------
                    Year ended June 30, 2003:
                    First Quarter                           0.17          0.07
                    Second Quarter                          0.11          0.05
                    Third Quarter                           0.15          0.05
                    Fourth Quarter                          0.34          0.05

                    Year ended June 30, 2004
                    First Quarter                           0.40          0.15
                    Second Quarter                          1.25          0.54
                    Third Quarter                           1.15          0.70
                    Fourth Quarter                          1.01          0.27


     As of December 27, 2004, Productivity Technologies had 20 holders of record of its common stock. Productivity Technologies believes that there are in excess of 140 beneficial holders of Productivity Technologies' common stock.

Dividends

     We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Recent Sales Of Unregistered Securities

     In June 2004, Cornell Capital Partners ("Cornell Capital") entered into a securities purchase agreement with the Company under which Cornell Capital agreed to purchase $300,000 face amount of the Company's convertible debentures. Cornell Capital purchased $200,000 face amount of convertible debentures in June 2004. Cornell Capital subsequently purchased $50,000 face amount of convertible debentures in July 2004 and $50,000 of face amount of convertible debentures in September 2004. In each case, the purchase price of the debentures was 90% of their face amount, so that Cornell Capital paid $270,000 in the aggregate for $300,000 face amount of the Company's convertible debentures.

     The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. The debentures are secured by a second mortgage on real property owned by the Company's Atlas subsidiary. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, the Company has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. No principal payments are due prior to maturity.

     The Company can redeem the debentures by paying Cornell Capital Partners 120% of the face amount of the debentures to be redeemed and by issuing warrants to Cornell Capital Partners to purchase 50,000 shares of the Company's common stock for every $100,000 of debentures redeemed. Cornell Capital purchased the convertible debentures from the Company in a private placement in reliance upon the exemption from registration available under Section 4(2) of the Securities Act of 1933.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as disclosed below, none of our directors or officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

     Seidman & Co., Inc., an affiliate of Productivity Technologies, makes available to Productivity Technologies office space, as well ascertain office, administrative and secretarial services as may be required by the Company. Productivity Technologies paid Seidman & Co., Inc. approximately $10,000 for such services, plus reimbursement for third-party administrative and secretarial services, in the fiscal year ended June 30, 2004. Samuel N. Seidman, a director and the Chairman, President and Chief Executive Officer of the Company, is President of Seidman & Co., Inc., and Jesse A. Levine, a director, Chief Financial Officer, Vice President, Secretary and Treasurer of the Company, is Senior Vice President of Seidman & Co., Inc.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

     Productivity Technologies is authorized to issue 20,000,000 shares of Common Stock $0.001 par value, of which 2,747,500 were issued and outstanding at December 27, 2004. The securities being offered hereby are common stock, with one vote per share on all matters to be voted on by shareholders, without any right to accumulate their votes. Shareholders have no preemptive rights and have no liability for further calls or assessments on their shares. The shares of common stock are not subject to repurchase by Productivity Technologies or conversion into any other security. All outstanding shares of common stock are, and those issued pursuant to the Standby Equity Distribution Agreement will be fully paid and non assessable.

     Shareholders are entitled to receive such dividends as may be declared by the Board of Directors of the Productivity Technologies out of funds legally available therefore and, upon the liquidation, dissolution or winding up of Productivity Technologies, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all of our obligations, including stock preferences. It is not anticipated that we will pay any dividends in the foreseeable future since we intend to follow the policy of retaining its earnings to finance the growth of its business. Future dividend policies will depend upon the Productivity Technologies' earnings, financial needs and other pertinent factors.

Preferred Stock

     Productivity Technologies is authorized to issue 1,000,000 shares of Preferred Stock, $0.001 par value. The preferred stock may be issued in different series. All rights and preferences of any series of preferred stock are to be set by the Board of Directors upon issue.

     The issuance of preferred stock may have the effect of delaying or preventing a change in control of Productivity Technologies. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. As of the date of this prospectus, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

Debentures

     Productivity Technologies has outstanding convertible debentures, which were issued in the original principal amount of $250,000. On June 21, 2004, Cornell Capital Partners entered into a securities purchase agreement with Productivity Technologies under which Cornell Capital Partners agreed to purchase the total amount of $300,000 of convertible debentures. Cornell Capital purchased $200,000 of convertible debentures on June 21, 2004, and purchased $50,000 on June 30, 2004 upon a Form 211 being filed on behalf of Productivity Technologies with the National Association of Securities Dealers and purchased $50,000 in additional debentures in September 2004. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. The debentures are secured by a second mortgage on real property owned by Productivity Technologies. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, Productivity Technologies has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for thirty trading days immediately preceding the conversion date. No principal payments are due prior to maturity. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures and, therefore, the net proceeds received by the Company is 10% less than the face amount of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from Productivity Technologies in a private placement.

Warrants

     As of December 27, 2004, there are no unexpired warrants outstanding exerciseable into shares of Productivity Technologies' common stock.

Options

     Productivity Technologies adopted a Performance Equity Plan in 1996 to enable the Company to offer to selected personnel an opportunity to acquire an equity interest in the Company through the award of incentives such as stock options, stock appreciation rights and/or other stock-based awards. The total number of shares of common stock reserved and available for distribution under the Plan is 530,000 shares. As of June 30, 2004, there were options outstanding to purchase 459,000 shares of Productivity Technologies' common stock with exercise prices ranging from $0.15 to $1.88.

     On July 16, 2003, Productivity Technologies' board of directors authorized and directed the Company to issue options to purchase 256,000 shares of Productivity Technologies' common stock in replacement of options which had been granted in 1997 and expired in 2002 under Productivity Technologies' Performance Equity Plan (PEP). The board approved for 256,000 options to be reissued under the continuing Performance Equity Plan by Productivity Technologies at an exercise price equal to the current market closing price for Productivity Technologies' common shares. The options were allocated as follows: 126,000 options were reserved for operating and management personnel; 49,000 options were allocated to Mr. Seidman, 39,000 options were allocated to Mr. Levine;
29,000 options were allocated to Mr. Cuccaro; and 6,500 options each were allocated to Messrs. Austin and Foster.

     As of December 27, 2004, 459,000 options remain outstanding and unexpired.

Transfer Agent

     The  transfer  agent  for   Productivity   Technologies   common  stock  is
Continental Stock Transfer & Trust Company. Its address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 845-3212.

Reports To Shareholders

     We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of the Productivity Technologies' Company's audited financial statements for its most recent fiscal year.

Limitation Of Liability:  Indemnification

     Our Certificate of Incorporation and Bylaws provide our directors or officers with certain indemnification rights. In addition, Section 145 of the Delaware General Corporation Law allows us to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of Productivity Technologies, or is or was serving at our request as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust, or other enterprise.

     Delaware law also permits us to advance expenses in connection with defending any such proceedings, provided that the indemnified party undertakes to repay any such advances if it is later determined that such person was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

     There are no provisions in our Articles of Incorporation or bylaws related to preventing or restricting takeovers, mergers or acquisitions of Productivity Technologies by another company.

                                     EXPERTS

     The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended June 30, 2004 and June 30, 2003 have been audited by Follmer Rudzewicz PLC and have been audited by Doeren Mayhew for the fiscal year ended June 30, 2002. The reports of Follmer Rudzewicz PLC and Doeren Mayhew are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

                             VALIDITY OF SECURITIES

     The validity of the shares offered herein will be opined on for us by Kirkpatrick & Lockhart LLP, which has acted as our outside legal counsel in relation to certain, restricted tasks.

                      INTERESTS OF NAMED EXPERT AND COUNSEL
                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for us by Kirkpatrick and Lockhart LLP, Miami, Florida. Kirkpatrick & Lockhart LLP does not have any interests in Productivity Technologies and has never been employed by Productivity Technologies on a contingent basis.

     The audited consolidated financial statements of Productivity Technologies for the year ended June 30, 2004 and June 30, 2003, have been audited by Follmer Rudzewicz PLC and have been audited by Doeren Mayhew for the year ended June 30, 2002. Follmer Rudzewicz PLC and Doeren Mayhew do not have any interests in Productivity Technologies and have never been employed by Productivity Technologies on a contingent basis.

                           HOW TO GET MORE INFORMATION

     We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). At the time of the effectiveness of the registration statement we will become a "reporting company" and required to file reports pursuant to the provisions of the Exchange Act. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to Productivity Technologies and the shares to which this prospectus relates. Copies of the registration statement and other information filed by with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as Productivity Technologies which filed electronically with the Commission at the following Internet address: (http:www.sec.gov).

                            PRODUCTIVITY TECHNOLOGIES
                             CORP. AND SUBSIDIARIES

                              FINANCIAL STATEMENTS

                                    CONTENTS

                                                                            Page

Consolidated Balance Sheet as of September 30, 2004 (Unaudited)
        and June 30, 2004                                                    F-2

Consolidated Statements of Operations for the three month periods ended
 September 30, 2004 and September 30, 2003 (Unaudited)                       F-4

Consolidated Statements of Shareholders' Equity for the three month
 period ended September 30, 2004                                             F-5

Consolidated Statements of Cash Flows for the three month period
 ended September 30, 2004 and September 30, 2003  (Unaudited)                F-6

Notes to Consolidated Financial Statements                                   F-7

Report of Independent Registered Public Accounting Firm                      F-9

Independent Auditors' Report                                                F-10

Consolidated Balance Sheets as of June 30, 2004 and 2003                    F-11

Consolidated Statements of Operations for each of the years
 in the three-year period ended June 30, 2004                               F-13

Consolidated Statements of Shareholders' Equity for each of the
 years in the three-year period ended June 30, 2004                         F-14

Consolidated Statements of Cash Flows for each of the years in
 the three-year period ended June 30, 2004                                  F-15

Notes to Consolidated Financial Statements                                  F-16


                                           PRODUCTIVITY TECHNOLOGIES CORP. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEETS

                                                                                         September 30,           June 30,
                                                                                           2004                   2004
                                                                                         -------------         ------------
                                                                                         (Unaudited)

Assets

  Current Assets
    Cash                                                                                 $   1,103,224         $    233,882
    Short-term investments, including accrued interest                                         253,997              450,080
    Contract receivables, net of allowance for doubtful accounts of $377,663 and
      $377,663                                                                               4,402,166            4,479,656
    Costs and estimated earnings in excess of billings on uncompleted contracts              2,078,680            3,759,498
    Inventories                                                                              1,141,236            1,151,703
    Prepaid expenses and other                                                                 293,620              268,005
    Deferred income taxes                                                                      173,000              173,000
                                                                                         -------------         ------------
      Total current assets                                                                   9,445,923           10,515,824
                                                                                         -------------         ------------

  Property and equipment
    Land                                                                                 $     591,514         $    591,514
    Buildings and improvements                                                               4,962,778            4,962,690
    Machinery and equipment                                                                  4,235,886            4,235,503
    Transportation equipment                                                                    34,079               21,000
                                                                                         -------------         ------------
                                                                                             9,824,257            9,810,707

      Less accumulated depreciation                                                          4,394,818            4,241,399
                                                                                         -------------         ------------
      Net property and equipment                                                             5,429,439            5,569,308
                                                                                         -------------         ------------
  Other assets
    Goodwill                                                                                 2,985,909            2,985,909
    Patent, net                                                                                232,520              256,893
    Deferred income taxes                                                                      722,000              722,000
    Other assets                                                                               405,227              299,570
                                                                                         -------------         ------------
      Total other assets                                                                     4,345,656            4,264,372
                                                                                         -------------         ------------
                                                                                        $   19,221,018       $   20,349,504
                                                                                        ==============       ==============

                        See accompanying notes to unaudited consolidated financial statements.



                                           PRODUCTIVITY TECHNOLOGIES CORP. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEETS

                                                                                         September 30,           June 30,
                                                                                             2004                  2004
                                                                                         -------------         ------------
                                                                                          (Unaudited)
Liabilities and shareholders' equity

Current liabilities
  Current portion of long-term debt                                                      $   7,458,814        $   7,305,936
  Accounts payable                                                                           2,478,035            3,427,383
  Accrued expenses
    Commissions payable                                                                        290,729              251,648
    Payroll and related withholdings                                                                 -               85,665
    Warranty Reserve                                                                           150,000              225,000
    Interest                                                                                   252,224              240,755
    Other                                                                                      186,185              271,199
  Billings in excess of costs and estimated earnings on uncompleted contracts                  840,650              652,849

    Total current liabilities                                                           $   11,656,637       $   12,460,435

Executive deferred compensation agreements, less current maturities                            974,933              974,933
Long-term debt, less current maturities                                                      3,558,325            3,613,326
                                                                                         -------------         ------------
  Total liabilities                                                                         16,189,895           17,048,694
                                                                                         -------------         ------------
Shareholders' equity
  Common stock, $.001 par value, 20,000,000 shares authorized; 2,747,500 shares and 2,475,000 issued and outstanding at September 30, 2004 and June 30, 2004,
    respectively                                                                                 2,748                2,475
  Additional paid-in capital                                                                10,075,135            9,966,408
  Accumulated deficit                                                                      (7,046,760)          (6,668,073)
                                                                                         -------------         ------------
  Total shareholders' equity                                                                 3,031,123            3,300,810
                                                                                         -------------         ------------
  Total liabilities and shareholders' equity                                            $   19,221,018       $   20,349,504
                                                                                        ==============       ==============


                          See accompanying notes to unaudited consolidated financial statements.

                                      F-3

                                           PRODUCTIVITY TECHNOLOGIES CORP. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                                              (unaudited)

                                                                                                 Three Months Ended
                                                                                        ------------------------------------
                                                                                         September 30,         September 30,
                                                                                             2004                  2003
                                                                                        --------------        --------------
Revenues Earned                                                                         $    5,335,878        $   7,564,463
Cost of Revenues Earned                                                                      4,413,460            5,950,403
                                                                                        --------------        --------------
Gross profit                                                                                   922,418            1,614,060
Selling, general and administrative expenses                                                 1,152,981            1,220,619
                                                                                        --------------        --------------
Income (loss) from operations                                                                (230,563)              393,441
                                                                                        --------------        --------------

Other income (expense)
  Interest income                                                                                  263                  239
  Interest expense                                                                           (170,146)            (171,749)
  Miscellaneous                                                                                 21,759              (4,294)
                                                                                        --------------        --------------
  Total other expenses                                                                       (148,124)            (175,804)
                                                                                        --------------        --------------
Income (loss) before income taxes                                                            (378,687)              217,637
Income tax expense                                                                                   -                4,050

Net income (loss)                                                                           ($378,687)         $    213,587
                                                                                        ==============        ==============

Basic Earnings per share                                                                       ($0.14)                $0.09
                                                                                        ==============        ==============
Diluted Earnings per share                                                                     ($0.14)                $0.08
                                                                                        ==============        ==============
Weighted average number of Common shares outstanding  (basic)                                2,747,500            2,475,000
Weighted average number of Common share outstanding (diluted)                                2,747,500            2,629,000

                          See accompanying notes to unaudited consolidated financial statements.





                                           PRODUCTIVITY TECHNOLOGIES CORP. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                              (unaudited)


                                              Common Stock
                                              ------------
                                                                                                                  Total
                                                                      Additional                              Shareholders'
                                        Shares          Amount     Paid-In Capital    Accumulated Deficit        Equity
                                     ---------       ---------     ---------------    -------------------     -------------

Balance June 30, 2004                2,475,000       $   2,475       $   9,966,408       $  (6,668,073)       $   3,300,810

Net loss                                    --              --                  --            (378,687)           (378,687)

Issuance of common stock               272,500             273             108,727                   --             109,000

Balance September 30, 2004           2,747,500       $   2,748       $  10,075,135          (7,046,760)       $   3,031,123
                                     =========       =========       =============       ==============       =============


                                See accompanying notes to unaudited consolidated financial statements.


                                           PRODUCTIVITY TECHNOLOGIES CORP. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                              (unaudited)

                                                                                               Three Months Ended
                                                                                           ------------------------------
                                                                                           September 30,      September 30,
                                                                                               2004               2003
                                                                                           --------------     --------------
Cash flows from operating activities
  Net income/(loss)                                                                           ($378,687)        $   213,587
  Adjustments to reconcile net income/(loss) to net cash provided by/(used in)
    operating activities:
    Depreciation                                                                                 153,419            152,421
    Amortization                                                                                  43,835             24,373
    Deferred income tax                                                                                                   -
  Changes in operating assets and liabilities:
    Contract receivables                                                                          77,490          1,557,538
    Inventories, prepaid expenses and other                                                     (31,267)        (2,222,825)
    Costs and estimated earnings in excess of billings on uncompleted contracts,
      net effect                                                                               1,868,619        (1,510,090)
    Accounts payable, accrued expenses and other                                             (1,144,477)            993,181
                                                                                           --------------     --------------
Net cash provided /(used) in operating activities                                                588,932          (791,815)
                                                                                           --------------     --------------
Cash flows from investing activities
  Proceeds from sale of short-term investments - net                                             196,083            280,903
  Expenditures for property and equipment                                                       (13,550)           (20,659)
                                                                                           --------------     --------------
Net cash provided by investing activities                                                        182,533            260,244
                                                                                           --------------     --------------
Cash flows from financing activities
  Net borrowings/(payments) under revolving credit agreement                                     152,879          (181,161)
  Payments on long term debt                                                                   (100,002)           (68,148)
  Proceeds from long-term debt arrangement                                                        45,000                 --

Net cash provided by/(used) in financing activities                                               97,877          (254,309)
                                                                                           --------------     --------------
Net increase/(decrease) in cash                                                                  869,342          (785,880)

Cash at the beginning of the period                                                              233,882          1,163,187
                                                                                           --------------     --------------
Cash at the end of the period                                                              $   1,103,224        $   377,307
                                                                                           ==============     ==============
Supplemental Cash Flow Information
  Cash paid during the period for interest                                                  $    158,677        $   169,629

Schedule of Non-Cash Financing Activities
  Securities issued for commitment fees                                                     $    109,000          $       -
                                                                                           --------------     --------------


                                See accompanying notes to unaudited consolidated financial statements.

                PRODUCTIVITY TECHNOLOGIES CORP. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited consolidated financial statements of Productivity Technologies Corp. and Subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted from the accompanying interim financial statements. The information furnished in the accompanying balance sheets, statements of operations, shareholders' equity and cash flows, reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the aforementioned financial statements for the interim periods. Operating results for the three months ended September 30, 2004, are not necessarily indicative of the results that may be expected for the year ending June 30, 2005.

The consolidated financial statements should be read in conjunction with the Company's annual report on Form 10-K for the fiscal year ended June 30, 2004. Information provided includes the consolidated audited financial statements, including footnotes for the year ended June 30, 2004 and Management's Discussion and Analysis of Financial Condition and Results of Operations.

2.   Summary of Significant Accounting Policies

History of the Company and Basis of Presentation

The Company was incorporated in June 1993 under the name Production Systems Acquisition Corporation with the objective of acquiring an operating business engaged in the production systems industry. The Company completed an initial public offering ("IPO") of common stock in July 1994 and raised net proceeds of approximately $9.0 million. In May 1996, the Company changed its name to Productivity Technologies Corp. and acquired, through a merger, Atlas Technologies, Inc. ("Atlas") as a wholly owned subsidiary. On February 23, 2000, the Company purchased, through a wholly owned subsidiary formed for this purpose, substantially all of the assets of Westland Control Systems, Inc. ("Westland"). The Company has no other subsidiaries or operations. The Company, which produces industrial machinery, operates in a single segment through its Atlas and Westland subsidiaries.

The accompanying  financial statements include the consolidated  accounts of the
Company,  Atlas  and  Westland.  All  significant   inter-company  accounts  and
transactions have been eliminated upon consolidation.

Nature of Business

The Company operates in a single segment through its Atlas and Westland subsidiaries. Atlas is a leading innovator and supplier of quick die change, flexible transfer, and stacking/destacking equipment used to automate automotive and other metal stamping operations. Atlas operates two manufacturing plants in Fenton, Michigan and has sales and engineering offices in Michigan, Europe and China. Atlas also established locations in 2004 in Brazil and Germany.

Westland designs, manufactures and field installs custom electrical control panels primarily for use in production machinery and machine tools utilized in automotive, adhesive and sealants, packaging and other industrial applications. Westland operates one manufacturing plant in Westland, Michigan, which is located less than one hour from Atlas' plants in Fenton, Michigan.

Sales of Atlas products have principally been to automobile and automotive parts manufacturers and appliance manufacturers. Other customers include steel service centers and manufacturers of lawn and garden equipment, office furniture, heating, ventilation and air conditioning equipment, and large construction equipment. Sales to automotive related customer's account for the majority of sales. Westland's customers participate in the automotive, packaging, adhesive and sealants, engine part machining and other industries.

Revenue and Cost Recognition

At Atlas, revenues from fixed price contracts, and the related contract costs, are recognized using the percentage-of-completion method. The percentage-of-completion method measures the percentage of contract costs incurred to date and compares these costs to the total estimated costs for each contract. Atlas estimates the status of individual contracts when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, repairs and depreciation costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job condition, estimated profitability, and final contract settlement may result in revisions to costs and income, and are recognized in the period the revisions are determined. Revenues from time-and-material contracts are recognized currently as the work is performed. Westland recognizes sales and cost of sales upon shipment to the customer.

Earnings Per Share

Earnings per share have been computed by dividing the income by the weighted average number of common shares outstanding. The per share amounts reflected in the consolidated statements of operations are presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings per share." Options to purchase shares of common stock were outstanding as of September 30, 2004 but were not included in the computation of diluted earnings per share because the shares would be anti-dilutive.

3   Stock Option Plan

SFAS No. 123, "Accounting for Stock-Based Compensation," prescribes a method of accounting for stock-based compensation that recognizes compensation cost based on the fair value of options at grant date. In lieu of applying this fair value based method, a company may elect to disclose only the pro forma effects of such application. The Company has adopted the disclosure-only provisions of SFAS No.
123. In December 2002, SFAS No. 148, "Stock-Based Compensation," was issued, which requires that the Company illustrate the effect on net income and earnings per share if it had applied the fair value principles included in SFAS No. 123 for both annual and interim financial statements. Accordingly, if the Company had elected to recognize compensation cost based on the fair value of the options at grant date, the Company's earnings and earnings per share from continuing operations, assuming dilution, for the three-month periods ended September 30, 2004 and 2003 would have been the pro forma amounts indicated below:

                                                           September 30,
                                            --------------------------------------------
                                                    2004                    2003
                                            ---------------------    -------------------

              Net earnings:
                   As reported                      $  (378,687)            $   213,587
                   Pro forma                        $  (378,687)            $   213,587

              Net earnings per share:
              As reported:
                   Basic                              $   (0.14)              $    0.09
                   Diluted                            $   (0.14)              $    0.08

              Pro forma:
                   Basic                              $   (0.14)              $    0.09
                   Diluted                            $   (0.14)              $    0.08



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Productivity Technologies Corp. and Subsidiaries


We have audited the accompanying consolidated balance sheets of Productivity Technologies Corp. and Subsidiaries (the "Company") as of June 30, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Productivity Technologies Corp. and Subsidiaries as of June 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/S/  FOLLMER RUDZEWICZ PLC

Southfield, Michigan
September 13, 2004

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Productivity Technologies Corp. and Subsidiaries


We have audited the accompanying consolidated balance sheet of Productivity Technologies Corp. and Subsidiaries (the "Company") as of June 30, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended June 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Productivity Technologies Corp. and Subsidiaries as of June 30, 2002, and the results of their operations and their cash flows for the year ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

Our previous report on the June 30, 2002 financial statements, dated August 23, 2002 (except for Note 5, which the date is October 11, 2002) included an explanatory paragraph that described the uncertainty of the Company continuing as a going concern. Due to the Company operating currently in January 2004, the going concern uncertainty as related to our report does not apply.


/s/ Doeren Mayhew
-------------------------
Doeren Mayhew


August 23, 2002 (Except for Note 5,
which the date is the October 11, 2002)
Troy, Michigan

                           PRODUCTIVITY TECHNOLOGIES
                             CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------------------------------------

                                                          ASSETS


                                                                                                    June 30,
                                                                                      --------------------------------------
                                                                                            2004                 2003
                                                                                      -----------------    -----------------

CURRENT ASSETS:
Cash and cash equivalents                                                                   $  233,882          $ 1,163,187
Short-term investments, including accrued interest                                             450,080              540,582
Contract receivables, net of allowance for doubtful accounts
of $377,663 in 2004 and $227,663 in 2003 (note 2)                                            4,479,656            3,620,852
Costs and estimated earnings in excess of billings on
uncompleted contracts (note 3)                                                               3,759,498            3,423,457
Inventories, net of reserve of $50,000 in 2004 and $150,000 in 2003                          1,151,703            1,154,512
Prepaid expenses and other current assets                                                      268,005              328,517
Deferred income taxes (note 8)                                                                 173,000              290,000
                                                                                      -----------------    -----------------

Total current assets                                                                      $ 10,515,824         $ 10,521,107
                                                                                      -----------------    -----------------


PROPERTY AND EQUIPMENT:
Land                                                                                           591,514           $  591,514
Buildings and improvements                                                                   4,962,690            4,962,690
Machinery and equipment                                                                      4,235,503            4,215,036
Transportation equipment                                                                        21,000               21,000
                                                                                      -----------------    -----------------

                                                                                           $ 9,810,707          $ 9,790,240
Less:  Accumulated depreciation                                                              4,241,399            3,631,717
                                                                                      -----------------    -----------------

Net property and equipment                                                                 $ 5,569,308          $ 6,158,523
                                                                                      -----------------    -----------------


OTHER ASSETS:
Goodwill (note 4)                                                                            2,985,909          $ 2,985,909
Patents (note 4)                                                                               256,893              354,384
Deferred income taxes (note 8)                                                                 722,000              430,000
Other assets                                                                                   299,570              252,955
                                                                                      -----------------    -----------------

Total other assets                                                                         $ 4,264,372          $ 4,023,248
                                                                                      -----------------    -----------------

Total assets                                                                              $ 20,349,504         $ 20,702,878
                                                                                      =================    =================

                                                       LIABILITIES


                                                                                                   June 30,
                                                                                     --------------------------------------
                                                                                           2004                 2003
                                                                                     -----------------    -----------------

CURRENT LIABILITIES:

Current portion of long-term debt (note 5)                                                $ 7,305,936          $ 8,385,918
Accounts payable                                                                            3,427,383            3,784,778
Accrued expenses:
Commissions payable                                                                           251,648              310,000
Warranty reserve                                                                              225,000              250,000
Payroll and related withholdings                                                               85,665               62,464
Interest                                                                                      240,755              610,957
Other                                                                                         271,199              143,574
Billings in excess of costs and estimated earnings on
uncompleted contracts (note 3)                                                                652,849            1,864,980
                                                                                     -----------------    -----------------

Total current liabilities                                                                $ 12,460,435         $ 15,412,671
                                                                                     -----------------    -----------------

Executive deferred compensation agreements (note 11)                                       $  974,933           $  974,933
Long-term debt, less current maturities (note 5)                                            3,613,326            1,735,000
                                                                                     -----------------    -----------------

Total liabilities                                                                        $ 17,048,694         $ 18,122,604
                                                                                     -----------------    -----------------


                                                   SHAREHOLDERS' EQUITY


COMMON STOCK; $.001 par value; 20,000,000 shares
authorized; 2,475,000 shares issued and outstanding                                         $   2,475            $   2,475

ADDITIONAL PAID-IN CAPITAL                                                                  9,966,408            9,966,408

DEFICIT                                                                                    (6,668,073)          (7,388,609)
                                                                                     -----------------    -----------------

Total shareholders' equity                                                                $ 3,300,810          $ 2,580,274
                                                                                     -----------------    -----------------

Total liabilities and shareholders' equity                                               $ 20,349,504         $ 20,702,878
                                                                                     =================    =================

             The attached NOTES TO CONSOIDATED FINANCIAL STATEMENTS
                   form an integral part of these statements.

                                                PRODUCTIVITY TECHNOLOGIES
                                                  CORP. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF OPERATIONS


                                                Year ended June 30,
                                            ---------------------------------------------------
                                                2004               2003                2002
                                            ----------------------------------------------------

REVENUES EARNED                             $ 28,155,198       $ 29,050,542        $ 24,767,655

COST OF REVENUES EARNED                       21,537,364         22,197,218          18,260,764
                                            ------------        -----------        -------------

GROSS PROFIT                                $  6,617,834       $  6,853,324        $  6,506,891

SELLING, GENERAL AND ADMINISTRA-
TIVE EXPENSES                                  5,497,191          6,003,959           6,452,908

IMPAIRMENT OF INTANGIBLE ASSETS
(NOTE 4)                                               -                  -           2,087,308
                                            ------------        -----------        -------------
INCOME (LOSS) FROM OPERATIONS               $  1,120,643       $    849,365        $ (2,033,325)
                                            ------------        -----------        -------------
OTHER INCOME (EXPENSES):

Interest expense                                (695,702)      $   (639,822)       $ (1,668,519)
Loss on disposal of equipment                                             -              (8,629)
Interest income                                    2,699             10,019              56,912
Miscellaneous (expense) income, net               (7,104)           111,031              74,387
                                            ------------        -----------        -------------
Total other expenses                        $   (700,107)      $   (518,772)        $(1,545,849)
                                            ------------        -----------        -------------

INCOME (LOSS) BEFORE INCOME
TAXES AND EXTRAORDINARY ITEM                $    420,536       $    330,593        $ (3,579,174)


INCOME TAX (BENEFIT) EXPENSE (NOTE 8)           (175,000)           (29,981)            548,328
                                            ------------        -----------        -------------
NET INCOME (LOSS) BEFORE
EXTRAORDINARY ITEM                          $    595,536       $    360,574        $ (4,127,502)

EXTRAORDINARY ITEM, GAIN ON
EXTINGUISHMENT OF DEBT                           125,000                  -                   -
                                            ------------        -----------        -------------

NET INCOME (LOSS)                           $    720,536       $    360,574        $ (4,127,502)
                                            ============        ===========        ============

BASIC INCOME (LOSS) PER SHARE
BEFORE EXTRAORDINARY GAIN                   $       0.24       $       0.15        $      (1.67)
EXTRAORDINARY GAIN                                  0.05                  -                   -
                                            ------------        -----------        -------------

TOTAL BASIC EARNINGS (LOSS) PER SHARE       $       0.29       $       0.15        $      (1.67)
                                            ============        ===========        ============

DILUTED INCOME (LOSS) PER SHARE
BEFORE EXTRAORDINARY GAIN                   $       0.21       $       0.15        $      (1.67)
EXTRAORDINARY GAIN                                  0.05                  -                   -
                                            ------------        -----------        -------------


TOTAL DILUTED INCOME (LOSS) PER SHARE       $       0.26       $       0.15        $      (1.67)
                                            ============        ===========        ============


             The attached NOTES TO CONSOIDATED FINANCIAL STATEMENTS
                   form an integral part of these statements.

                                                 PRODUCTIVITY TECHNOLOGIES
                                                  CORP. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                        For the years ended June 30, 2004, 2003 and 2002

---------------------------------------------------------------------------------------------------------------------------------


                                            Common                         Additional
                                            Stock           Common           Paid-in          Accumulated
                                            Shares          Stock            Capital            Deficit              Total
                                        ---------------  -------------   ----------------  -------------------  -----------------

BALANCE - July 1, 2001                       2,475,000          2,475        $ 9,966,408          $(3,621,681)        $6,347,202

NET LOSS                                             -              -                  -           (4,127,502)        (4,127,502)
                                        ---------------  -------------   ----------------  -------------------  -----------------

BALANCE - June 30, 2002                      2,475,000          2,475        $ 9,966,408          $(7,749,183)        $2,219,700

NET INCOME                                           -              -                  -              360,574            360,574
                                        ---------------  -------------   ----------------  -------------------  -----------------

BALANCE - June 30, 2003                      2,475,000          2,475        $ 9,966,408          $(7,388,609)        $2,580,274

NET INCOME                                           -              -                  -              720,536            720,536
                                        ---------------  -------------   ----------------  -------------------  -----------------

BALANCE - June 30, 2004                      2,475,000          2,475        $ 9,966,408          $(6,668,073)        $3,300,810
                                        ===============  =============   ================  ===================  =================


             The attached NOTES TO CONSOIDATED FINANCIAL STATEMENTS
                   form an integral part of these statements.

                                              PRODUCTIVITY TECHNOLOGIES
                                               CORP. AND SUBSIDIARIES

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Year ended June 30,
                                                                          --------------------------------------------
                                                                               2004            2003            2002
                                                                          -----------     -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                         $   720,536     $   360,574     $(4,127,502)
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation                                                                  620,856         589,149         619,653
Amortization                                                                  237,841         142,444         103,119
Loss on disposal of property and equipment                                          -               -           8,629
Gain on foreign currency exchange                                             (11,127)              -               -
Gain on extinguishment of debt                                               (125,000)              -               -
Provisions for losses on contract receivables                                 150,000         (22,535)        (89,802)
Impairment of intangible assets                                                     -               -       2,087,308
Inventories net realizable value reserve                                     (100,000)         50,000         (50,000)
Deferred income taxes                                                        (175,000)         30,000         588,000
Changes in assets and liabilities:
Decrease (increase) in contract receivables                                (1,008,804)       (700,210)      2,725,468
Decrease in inventories, prepaid expenses and other current
assets, and other assets                                                      128,411          30,762         407,420
Decrease (increase) in costs estimated earnings in excess of
billings on uncompleted contracts - net                                    (1,548,172)       (536,306)      5,898,754
Decrease (increase) in accounts payable and accrued expenses                  660,123         603,975      (2,083,739)
                                                                          -----------     -----------     -----------
Total adjustments                                                         $(2,491,118)    $   187,279     $10,214,810
                                                                          -----------     -----------     -----------
Net cash (used in) provided from operating activities                     $(1,770,582)    $   547,853     $ 6,087,308
                                                                          -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment                                        $   (17,969)    $   (36,761)    $  (108,378)
Purchase of patent                                                                  -               -        (315,000)
Proceeds from sale of (purchases of) short-term investments - net              90,502        (390,862)         93,416
                                                                          -----------     -----------     -----------
Net cash provided from (used in) investing activities                     $    72,533     $  (427,623)    $  (329,962)
                                                                          -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on revolving credit agreement                                $   225,574     $(2,712,568)    $  (677,662)
Borrowings on long-term debt                                                4,047,770               -               -
Payments on long-term debt                                                 (3,350,000)     (1,216,312)       (873,899)
Debt issuance costs                                                          (154,600)              -               -
                                                                          -----------     -----------     -----------
Net cash provided from (used in) financing activities                     $   768,744     $(3,928,880)    $(1,551,561)
                                                                          -----------     -----------     -----------
NET (DECREASE) INCREASE IN CASH                                           $  (929,305)    $(3,808,650)    $ 4,205,785

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                               1,163,187       4,971,837         766,052
                                                                          -----------     -----------     -----------
CASH AND CASH EQUIVALENTS - END OF YEAR                                   $   233,882     $ 1,163,187     $ 4,971,837
                                                                          ===========     ===========     ===========


                          SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for interest                                    $ 1,065,904     $ 1,037,915     $   960,502
                                                                          ===========     ===========     ===========
Noncash investing and financing activities:
Note payable reduced by purchase price adjustment                         $        -      $(1,940,539)    $        -
                                                                          ===========     ===========     ===========
Write-down of goodwill based on purchase price adjustment                 $        -      $ 1,940,539     $        -
                                                                          ===========     ===========     ===========


             The attached NOTES TO CONSOIDATED FINANCIAL STATEMENTS
                   form an integral part of these statements.

                            PRODUCTIVITY TECHNOLOGIES
                             CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                For the years ended June 30, 2004, 2003 and 2002

NOTE 1 NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company is a manufacturer of automated industrial systems, machinery, equipment, custom electrical control panels and a provider of engineering services. It operates with four manufacturing plants, sales and engineering offices. Two of the manufacturing plants are located in Fenton, Michigan, the third plant is located in Westland, Michigan and a fourth office located in Germany.

Sales of products have principally been to automobile and automotive parts manufacturers and appliance manufacturers. Other customers include manufacturers of garden and lawn equipment, office furniture, heating, ventilation and air conditioning equipment and aircraft. Sales to automotive-related customers have accounted for the majority of total annual sales. Sales are predominantly in the United States but, in recent years, the Company has targeted sales efforts in Canada, Mexico, Europe and Asia. Export sales during the years ended June 30, 2004, 2003 and 2002, amounted to approximately 21%, 17% and 23% of annual sales, respectfully.

In March 2004, the Company began operations in Germany. The Company formed Atlas Technologies, GmbH, which is owned 100% by Atlas Technologies (wholly owned subsidiary) and is included in these consolidated financial statements.

Company Operations

The Company operates in one segment. This is based on the fact that the Company's chief operating decision maker, the Company's Chief Executive Officer, regularly reviews operating results, assesses performance and makes decisions about resources at the parent company level.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such management estimates include an allowance for doubtful accounts receivable, recognition of profit under long-term contracts, valuation allowances against deferred income taxes, estimates related to recovery of long lived assets and accruals of product warranty and other liabilities.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of PTC and its wholly owned subsidiaries, Atlas Technologies, Inc. ("Atlas") and its wholly owned subsidiary Atlas Technologies, Gmbh (ATG) and Westland Control Systems, Inc. ("Westland") (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated upon consolidation.

Cash Equivalents

Cash  equivalents  are  money  market   investments.   Short-term   investments,
representing U.S. Treasury Bills with maturities of twelve months or less, are carried at cost, which approximates market value.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and contract receivables. While a significant portion of the Company's accounts receivable is concentrated with a few customers as shown below, the Company attempts to minimize its credit risk by reviewing all customers' credit histories before extending credit and by monitoring customers' credit exposure on a continuing basis. In addition, sales to customers in South America and China typically are supported by Export-Import Bank (EXIM)
guarantees and letters of credit, respectively. The Company establishes an allowance for possible losses on contract receivables, if necessary, based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company's inability to collect on its contract receivables could have a material adverse effect on the Company's operations.

Two customers accounted for 44%, 39% and 38% of total revenue for the fiscal years ended June 30, 2004, 2003 and 2002, respectively.

The following individual customers accounted for 10% or more of total accounts receivable for the fiscal years ended:

                                                   June 30,
                                    ----------------------------------------
                                          2004                  2003
                                    ------------------    ------------------

Ford Motor Company                         23%                   19%
GKN Aerospace                              9%                    15%
General Motors                             21%                   4%
Veltri Modular                             1%                    18%

Fair Values of Financial Instruments

The carrying amounts of the Company's cash, short-term investments, contract receivables, accounts payable and accrued expenses approximate fair value. The long-term debt pursuant to the Company's bank credit agreements approximate fair value because the interest rates on the majority of the loans outstanding change with market rates.

Advertising

The Company expenses advertisement costs as incurred.

Revenue and Cost Recognition

Atlas Technologies, Inc. and Atlas Technologies GmbH - Revenues earned consist primarily of contract revenues from fixed price contracts, and the related contract costs, are recognized using the percentage-of-completion method, measured by the percentage of contract costs incurred to date to total estimated costs for each contract. The Company estimates the status of individual contracts when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, repairs and depreciation costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Changes in job performance, job conditions, estimated profitability, and final contract settlement may result in revisions to costs and income, and are recognized in the period the revisions are determined.

The amount of earnings, which the Company will ultimately realize would differ in the near term from the amounts estimated in the accompanying consolidated financial statements if total actual costs upon completion of a contract are either higher or lower than the amount estimated.

Westland Control Systems, Inc. - Revenues are recognized upon product shipment.

Shipping and Handling

The Company classifies amounts billed to customers in sales transactions related to shipping and handling as revenue and costs incurred by the Company for shipping and handling as cost of revenues earned.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and primarily include raw materials and spare parts.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line and accelerated methods, generally using the following estimated useful lives:


        Building and improvements                   20-40 years
        Machinery and equipment                     3-10 years
        Transportation equipment                     2-5 years

Goodwill and Intangible Assets

The Company evaluates the recoverability of goodwill on an annual basis or in certain circumstances as required under Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets".

Intangible assets are evaluated whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when the fair value or the estimated future cash flows expected to result from the use of the asset, including disposition, is less than the carrying value of the asset.

The patents are amortized over their estimated useful lives of six to seventeen years using the straight-line method.

Warranty

The Company warrants under certain circumstances that its products meet certain agreed-upon manufacturing and material specifications. The Company records a warranty liability based on anticipated future claims.

Health Insurance

Atlas was self-insured for certain losses relating to employee medical benefits. Atlas discontinued its self-insured plan for the majority of health benefits during the year ended June 30, 2002 and now uses a third party insurer. Atlas continues to be self-insured for vision and dental insurance.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes specified by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized based on the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Stock Based Compensation

The Company has adopted SFAS No. 148 and the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company records compensation expense for stock options only if the market price of the Company's stock, on the date of grant, exceeds the amount an individual must pay to acquire the stock, if dilutive. Accordingly, if the Company had elected to recognize compensation cost based on the fair value of the options at grant date, the Company's earnings and earnings per share from continuing operations, assuming dilution, for fiscal 2004, 2003 and 2002 would have been the pro forma amounts indicated below (in thousands, except per share amounts):


                                                                 June 30,
                                               ---------------------------------------------
                                                  2004            2003            2002
                                               ------------   -------------   --------------

Net income (loss) as reported                        $ 721           $ 361         $ (4,128)

Deduct: Total stock-based employee
compensation expense determined
under fair value based method for all
awards, net of related tax effects                      23               -                -
                                               ------------   -------------   --------------

Pro forma net earnings                               $ 698           $ 361         $ (4,128)
                                               ------------   -------------   --------------
Earnings (loss) per share:
As reported - Basic                                 $ 0.29          $ 0.15          $ (1.67)
                                               ------------   -------------   --------------
As reported - Diluted                               $ 0.26          $ 0.15          $ (1.67)
                                               ------------   -------------   --------------
Pro forma - Basic                                   $ 0.28          $ 0.15          $ (1.67)
                                               ------------   -------------   --------------
Pro forma - Diluted                                 $ 0.26          $ 0.15          $ (1.67)
                                               ------------   -------------   --------------

The fair value of options at date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2004: dividend yield of 0%; expected volatility of 217.85%; risk free interest rate of 1.75%; and expected life of 5 years. The effects of applying SFAS No. 123 in the above pro forma disclosures are not necessarily indicative of future amounts, because additional stock option awards could be made in future years.

Income (Loss) Per Share

Income (Loss) per share reflected in the consolidated statement of operations is presented in accordance with SFAS No. 128, "Earnings per Share". The following presents the income (loss) per share calculations:


                                                                             June 30,
                                                         ----------------------------------------------------
                                                            2004                2003               2002
                                                         ------------        ------------      --------------
Numerator for basic and diluted
earnings per share:
Net income (loss)                                        $    720,536        $    360,574      $  (4,127,502)

Denominator for basic and diluted
earnings per share:
Weighted average shares                                     2,475,000           2,475,000          2,475,000
outstanding, basic
Weighted average shares
outstanding, diluted                                        2,731,000           2,475,000          2,475,000


Options to purchase shares of common stock were outstanding at June 30, 2003 and 2002 but were not included in the computation of diluted earnings per share because the shares would be antidilutive.

Long-Lived Assets

Long-lived assets, such as goodwill, patent and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.

Recent Accounting Pronouncements

In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition". SAB No. 104 revises and rescinds certain sections of SAB No. 101 in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. Accordingly there is no impact to our results of operations, financial position or cash flows as a result of the issuance of SAB No. 104.

On December 23, 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132 ("FAS 132 (revised 2003)")". This statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and postretirement benefit plans. The new disclosures are generally effective for 2003 calendar year-end financial statements of public companies, with a delayed effective date for certain disclosures and for foreign plans. The adoption of SFAS No. 132 did not have an effect on our consolidated financial statements.

SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities" amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard had no effect on the Corporation's financial condition or results of operations

In December 2003, the FASB issued Interpretation No. 46R ("FIN 46R"), a revision to FIN 46, "Consolidation of Variable Interest Entities". FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. Entities that have adopted FIN 46 prior to this effective date can continue to apply the provisions of FIN 46 until the effective date of FIN 46R. The adoption of FIN 46R did not have an effect on our consolidated financial statements.

NOTE 2            CONTRACT RECEIVABLES

The contract receivables consist of the following:

                                                                         June 30,
                                                          ------------------ -- ------------------
                                                                2004                  2003
                                                          ------------------    ------------------

      Billed
        Completed contracts                                     $ 1,784,168           $ 1,514,981
        Uncompleted contracts                                     3,073,151             2,333,534
                                                          ------------------    ------------------

                   Total contract receivables                   $ 4,857,319           $ 3,848,515
      Less:  Allowance for doubtful accounts                        377,663               227,663
                                                          ------------------    ------------------

                    Total                                       $ 4,479,656           $ 3,620,852
                                                          ==================    ==================


NOTE 3            COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS


                                                                                 June 30,
                                                                 -----------------------------------------
                                                                        2004                  2003
                                                                 -------------------   -------------------

Costs incurred on uncompleted contracts                              $   25,558,246        $   28,839,346

Estimated earnings on uncompleted contracts                              11,273,444            12,501,450
                                                                 -------------------   -------------------

Total costs and estimated earnings incurred
on uncompleted contracts                                             $   36,831,690        $   41,340,796

Less: Billings to date                                                   33,725,041            39,782,319
                                                                 -------------------   -------------------

Total                                                                 $   3,106,649         $   1,558,477
                                                                 ===================   ===================


Included in the accompanying consolidated balance sheet under the following captions:



Costs and estimated earnings in excess of
billings on uncompleted contracts                                     $   3,759,498         $   3,423,457

Billings in excess of costs and estimated
earnings on uncompleted contracts                                          (652,849)           (1,864,980)
                                                                 -------------------   -------------------
Total                                                                 $   3,106,649         $   1,558,477
                                                                 ===================   ===================

NOTE 4 GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, on July 1, 2001. As defined by SFAS No. 142, the Company has identified two reporting units: 1) Atlas and 2) Westland, which constitute components of the Company's business that includes goodwill.

The write-down of goodwill for the fiscal year ended June 30, 2003 was due to a reduction of the purchase price of Westland, thus the write-down was recognized as a reduction in the note payable to the prior shareholder.

For the fiscal year ended June 30, 2002, the Company completed the transitional and annual impairment test resulting in Productivity Technologies Corp. and Subsidiaries recording a charge to earnings of $1,595,440, or $0.65, per diluted share for the write-down of goodwill related to its Westland reporting unit. The impairment charge is included in the caption "Impairment of Intangible Assets" in the statement of operations for the year ended June 30, 2002.

This write-down resulted from management's consideration of factors related to the performance of the Westland reporting unit, including lower than projected sales, operating losses and negative cash flows. Based on these considerations and others, the Company updated its operating and cash flow projections for the Westland business. An analysis of the projected discounted future cash flows indicated that future recoverability of goodwill related to the Westland operations was uncertain. Accordingly, an impairment charge was recorded for fiscal year ended June 30, 2002.

Management has assessed the remaining carrying amount of previously recorded goodwill of $2,985,909 and determined that such amount is not impaired in accordance with SFAS No. 142. Accordingly, goodwill impairment was not recorded for the year ended June 30, 2004.

The changes in the carrying amount of goodwill for fiscal 2004 and fiscal 2003 are as follows:


                                                Westland               Atlas                 Total
                                           -------------------   -------------------   -------------------

Balance as of June 30, 2002                       $ 2,678,250           $ 2,248,198           $ 4,926,448
Purchase price adjustment                          (1,940,539)                                 (1,940,539)
                                           -------------------   -------------------   -------------------

Balance as of June 30, 2003                         $ 737,711           $ 2,248,198           $ 2,985,909
                                           ===================   ===================   ===================

Balance as of June 30, 2004                         $ 737,711           $ 2,248,198           $ 2,985,909
                                           ===================   ===================   ===================

Patents and Other Intangible Assets

Intangible assets excluding goodwill consist of the following:


                       June 30, 2004                                 June 30, 2003
                      --------------------------------------------- ---------------------------------------------
                           Gross                          Net            Gross                           Net
                          Carrying       Accumulated      Book          Carrying        Accumulated     Book
                           Amount       Amortization     Value           Amount        Amortization     Value
                      ----------------- --------------------------- -----------------  --------------------------

Patent - Atlas             $   315,000     $ 118,125     $ 196,875       $   315,000      $ 65,625     $ 249,375
Patent - Westland              258,132       198,114        60,018           258,132       153,123       105,009
                      ----------------- ------------- ------------- -----------------  ------------  ------------

Total patents              $   573,132     $ 316,239     $ 256,893       $   573,132     $ 218,748     $ 354,384
                      ----------------- ------------- ------------- -----------------  ------------  ------------

Non-compete
agreements                 $   348,750     $ 266,052      $ 82,698       $   348,750     $ 230,292     $ 118,458
IRB closing fees               138,785       138,785             -           138,785        62,194        76,591
ML Closing fees                154,603        24,550       130,053                 -             -             -
                      ----------------- ------------- ------------- -----------------  ------------  ------------

Total other                $   642,138     $ 429,387     $ 212,751       $   487,535     $ 292,486     $ 195,049
                      ----------------- ------------- ------------- -----------------  ------------  ------------

Total                     $  1,215,270     $ 745,626     $ 469,644      $  1,060,667     $ 511,234     $ 549,433
                      ================= ============= ============= =================  ============  ============



On an annual basis the Company evaluates its patents and other intangible assets for impairment. At June 30, 2002, the Company determined that the Westland patent carrying amount is not recoverable and its carrying amount exceeds its fair value. The impairment loss is a result of a lack of sales opportunities afforded by the patent and a lack of corresponding cash flows generated by the patent. As a result, an impairment loss of $491,868 has been recognized in the statement of operations in the caption "Impairment of Intangible Assets" for the year ended June 30, 2002. No impairment charge was recognized for the year ended June 30, 2004 and 2003.

All of the Company's patents and other intangible assets are subject to amortization. Amortization expense totaled $237,841, $142,444 and $103,119, respectively for the years ended June 30, 2004, 2003 and 2002. Estimated aggregate amortization expense for each of the next five years is approximated as follows:

              Fiscal year                           Amount
-----------------------------------------    ---------------------

                  2005                             $      198,000
                  2006                                    178,000
                  2007                                     53,000
                  2008                                     41,000
                  2009                                          -
               Thereafter                                       -
                                             ---------------------

                                                   $      470,000
                                             =====================



NOTE 5 NOTES PAYABLE AND LONG-TERM DEBT


                                                                                                   2004                  2003
                                                                                             --------------        -------------

Revolving line of credit with financial institution, Merrill Lynch Business Financial
Services, Inc. ("MLB"), with interest payable monthly at the 2.85% above 30-day
LIBOR (1.32% at June 30, 2004), due December 2004.  This debt has maximum
borrowings up to $4,000,000 and is secured by substantially all assets of Atlas              $    3,998,177            $       -

Note payable, MLB, due in monthly installments of $19,444 through December 2010, plus interest at 3.15% above the 30-day LIBOR.  The note is secured by substantially all
assets of Atlas.                                                                                  3,402,780                    -

Note payable, MLB, due in monthly installments of $13,889 through December 2006, plus interest at 3.15% above the 30-day LIBOR.  The note is secured by substantially
all assets of Atlas.                                                                                430,555                    -

Credit facility with financial institution (Spectrum), with interest due monthly at the bank's prime rate (4.0% at June 30, 2004) plus 5.2%, due December 2005.  The facility allows maximum borrowings up to $1,250,000, based on eligible accounts receivable
and is collateralized by substantially all assets of Westland.                                      695,167                    -

Note payable to a financial institution, due in monthly installments of principal plus interest at the banks prime rate plus 3.0%, due February 2005.  This debt is secured by substantially all assets of Westland.  The entire amount of this debt has been classified
as a current liability.                                                                           2,212,583            2,178,148

Convertible debentures, net of a discount of $20,000, payable to a financial institution
(Cornell Capital Partners), with interest accruing at 5% and payable upon maturity.  The
debt mature June 2007 and is secured by all real property of the Company.                           180,000                    -

Commercial mortgage loan payable to a financial institution (Bank One), with monthly installments of $25,000 plus interest at the banks prime rate plus 1.25%, originally due
December 2012, repaid during fiscal 2004.                                                                 -            2,700,000

Bank one revolving line of credit repaid during fiscal 2004                                               -            4,467,770

Note payable to former owner of Westland with a original maturity of January 2006.
This note was repaid in fiscal 2004, net of $125,000 gain on extinguishment.                              -              775,000
                                                                                             --------------        -------------

                                                                                             $   10,919,262        $  10,120,918

 Less - current maturities                                                                       7,305,936            8,385,918
                                                                                             --------------        -------------

                                                                                             $    3,613,326        $   1,735,000
                                                                                             ==============        =============


                                      F-25

In connection with these financing transactions, the Company, Atlas and Westland retired the remaining obligations to Thomas Lee, in consideration of a payment of $525,000, resulting in a gain on the extinguishment of debt of approximately $125,000. Under agreements entered into with Bank One in January 1999, Ronald Prime, formerly an owner and executive officer of Atlas, and Michael Austin, formerly an owner and executive officer of Atlas and currently a director of the Company, agreed to subordinate their rights to receive payments for deferred executive compensation obligations of approximately $974,000 (which were originally scheduled to be paid during the period from July 2000 through July
2002). These executives agreed to continue to subordinate their right to payment to MLB.

In June 2004, Cornell Capital ("Cornell Capital") entered into a securities purchase agreement with the Company under which Cornell Capital agreed to purchase $300,000 face amount of the Company's convertible debentures. Cornell Capital purchased $200,000 face amount of convertible debentures in June 2004. Cornell Capital subsequently purchased $50,000 face amount of convertible debentures in July 2004 and $50,000 of face amount of convertible debentures in September 2004. In each case, the purchase price of the debentures was 90% of their face amount, so that Cornell Capital paid $270,000 in the aggregate for $300,000 face amount of the Company's convertible debentures.

The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.48 or (ii) 100% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. The debentures are secured by a second mortgage on real property owned by the Company's Atlas subsidiary. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, the Company has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.48 or (ii) 100% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. No principal payments are due prior to maturity.

The Company can redeem the debentures by paying Cornell Capital Partners 120% of the face amount of the debentures to be redeemed and by issuing warrants to Cornell Capital Partners to purchase 50,000 shares of the Company's common stock for every $100,000 of debentures redeemed.

The Company accounted for the conversion features of the convertible debentures in accordance with Emerging Issues Task Force (EITF) No. 00-27, "Application of Issue 98-5 to Certain Convertible Instruments". As of June 30, 2004 there is no beneficial conversion option as the conversion price is equal to or less than the fair value of the common stock. Therefore, no intrinsic value has been assigned to the conversion option.

The aggregate maturities of long-term debt are as follows:

              Fiscal year                           Amount
-----------------------------------------    ---------------------

                  2005                            $     7,305,936
                  2006                                    400,000
                  2007                                    330,555
                  2008                                    413,333
                  2009                                    233,333
               Thereafter                               2,236,105
                                             ---------------------

                                                  $    10,919,262
                                             =====================

NOTE 6            SHAREHOLDERS' EQUITY

On July 5, 1994, PTC (under its prior name Production Systems Acquisition Corp.) consummated its Offering of 1,700,000 units (425,000 shares had been previously issued for $25,000). Each unit consisted of one share of the Company's common stock, $0.001 par value, and two warrants. (These warrants and other identical warrants issued to investors expired unexercised in fiscal 2002.)

The Company is authorized to issue 1,000,000 shares of preferred stock ($.001 par value) with such designations, voting and other rights and preferences as may be determined from time-to-time by the Board of Directors. As of June 30, 2004, no preferred stock has been issued by the Company.

In 2001, the Company's common stock was de-listed for trading on the NASDAQ Small Cap Market. At that time, the Company's common stock became listed for quotation on the NASD's Over the Counter Bulletin Board (OTCBB). In October 2003, due to a delay in the Company's filing its annual report on Form 10-K for the fiscal year ended June 30, 2003, the Company's quotation on the OTCBB was suspended. The Company's common stock then was traded through the Pink Sheets LLC. In August 2004, the Company's common stock was relisted for quotation on the OTCBB.

NOTE 7 EMPLOYEE BENEFIT AND OPTION PLANS

The Company has a 401(k) plan covering substantially all employees. The Plan allows for eligible employees to defer a portion of their salary. In addition, discretionary contributions may be made by the Company. The Company made no contributions for the years ended June 30, 2004, 2003 and 2002.

PTC adopted a Performance Equity Plan in 1996 to enable the Company to offer to selected personnel an opportunity to acquire an equity interest in the Company through the award of incentives such as stock options, stock appreciation rights and/or other stock-based awards. The total number of shares of common stock reserved and available for distribution under the Plan is 530,000 shares. The Company has adopted SFAS No. 148 and the disclosure-only provisions of SFAS No, 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the Plan in 2004, 2003 and 2002.

A summary of the status of the Company's stock options for the years ended June 30, 2004, 2003 and 2002 are as follows:

                                                                                         Weighted
                                                                      Weighted            Average
                                                                      Average            Exercise
                                                                       Shares              Price
                                                                   ---------------    ----------------

Outstanding and exercisable at June 30, 2002                              289,167              $ 3.00
Granted                                                                         -                   -
Expired                                                                         -                   -
Exercised                                                                       -                   -
                                                                   ---------------    ----------------

Outstanding and exercisable at June 30, 2003                              289,167              $ 3.00
Granted                                                                   256,000                0.15
Expired                                                                    86,167                5.00
Exercised                                                                       -                   -
                                                                   ---------------    ----------------

Outstanding and exercisable at June 30, 2004                              459,000              $ 0.76
                                                                   ===============    ================

The following summarizes information regarding stock options outstanding and exercisable at June 30, 2004, 2003 and 2002:

                                                             Weighted Average
                                                    ------------------------------------
                                 Options               Remaining
       Range of              Outstanding and          Contractual         Exercisable
   Exercise Prices             Exercisable               Life                Price
-----------------------   -----------------------   ----------------    ----------------

    $0.15 - $1.88                459,000                 2.56                $     0.76




NOTE 8 INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                                  June 30,
                                                                 -------------------------------------------
                                                                        2004                    2003
                                                                 --------------------    -------------------

Current
Warranty accrual                                                       $      77,000          $      85,000
Inventory net realizable value reserve                                        17,000                 51,000
Other                                                                         79,000                154,000
                                                                 --------------------    -------------------

Net current deferred tax asset                                         $     173,000          $     290,000
                                                                 ====================    ===================

Non-Current
Depreciation and basis of assets                                      $     (967,000)        $     (796,000)
Impairment of intangible assets                                              542,500                542,500
Research credit carryforward                                               1,165,000              1,165,000
Net operating loss carryforwards                                           1,999,000              2,024,400
Executive deferred compensation agreement                                    331,500                331,500
Other                                                                         38,500                 38,700
Valuation allowance                                                       (2,387,500)            (2,876,100)
                                                                 --------------------    -------------------

Net non-current deferred tax asset                                     $     722,000          $     430,000
                                                                 ====================    ===================



At June 30, 2004, the Company had aggregated net operating losses of approximately $5,879,700 for income tax purposes, which begin to expire in 2020. In addition, the Company had tax research credit carry forwards of approximately $1,165,000 which will begin to expire in 2012.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred taxes, projected future taxable income, and tax planning strategies in making this assessment.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at June 30, 2004. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

The significant components of income tax expense (benefit) is as follows:

                                                                        June 30,
                                                   ----------------------------------------------------
                                                        2004              2003                2002
                                                    ------------      ------------         -----------
Federal
  Current                                           $   117,000         $    8,000         $   (39,672)
  Deferred                                             (292,000)           (37,981)            588,000
                                                    ------------      ------------         -----------
    Total income taxes (benefit)                    $  (175,000)       $   (29,981)        $   548,328
                                                    ============       ============        ============



The reconciliation of income tax computed at the federal statutory rate (34%) to income tax expense benefit is as follows:


                                                                                  June 30,
                                                              ----------------------------------------------------
                                                                  2004                2003                2002
                                                              -------------       -------------     --------------
Tax expense (benefit) at statutory rate                       $    185,482        $    112,402      $  (1,217,000)
Valuation allowance, tax research credit
valuation and other non-deductible items                          (385,085)           (146,206)         1,781,000
Other - net                                                         24,603               3,823            (15,672)
                                                              -------------       -------------     --------------
Total income tax (benefit) expense                            $   (175,000)       $    (29,981)     $     548,328
                                                              =============       =============     ==============




NOTE 9 OPERATING LEASE COMMITMENT

The Company is obligated for a building lease expiring June 2006 for its Westland Subsidiary. Rent expense for the years ended June 30, 2004, 2003 and 2002, totaled $223,768, $214,867 and $275,486, respectively. Minimum rental payments under this non-cancelable lease at June 30, 2004, are as follows:

         Fiscal year                    Amount
------------------------------    -------------------
            2005                       $     214,867
            2006                             214,867

NOTE 10  EXPORT SALES

A breakdown of export sales, based on shipment destination, is as follows:



                                                              June 30,
                                       ----------------------------------------------------------
                                           2004                  2003                  2002
                                       --------------        --------------        --------------
United States                          $   22,192,991        $   24,202,585        $   19,053,264
France                                        227,958               535,831             1,217,595
Brazil                                        424,666               206,074             1,569,391
China                                       3,951,055             1,455,650             1,464,331
Mexico                                         57,185                45,977               769,624
England                                       238,827                49,689               443,691
Germany                                       119,452                25,051               136,726
Canada                                        943,064             2,529,235               109,586
Other foreign countries                             -                   450                 3,447
                                       --------------        --------------        --------------
Total                                  $   28,155,198        $   29,050,542        $   24,767,655
                                       ==============        ==============        ==============


NOTE 11  DEFERRED COMPENSATION

As part of the purchase of Atlas, the Company entered into deferred compensation agreements with Ronald Prime and Mike Austin, former owners and executives of Atlas. This deferred compensation was originally scheduled to be paid over a period from July 2000 through July 2002. The former owners agreed to defer receipt of their respective compensation under a subordinate agreement as part of debt financing arrangements entered into by the Company and MLB. Included in the accompanying consolidated financial statements for the years ended June 30, 2004 and 2003 related to these amended agreements are the following:


                                                                        June 30,
                                                         ----------------------------------------
                                                               2004                  2003
                                                         ------------------    ------------------

Payable under executive deferred
compensation agreements                                       $    974,933          $    974,933
                                                         ==================    ==================



NOTE 12  LEGAL PLEADINGS

The Company is a party to routine litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business or financial condition of the Company.

NOTE 13  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following tables present Productivity Technologies Corp. and Subsidiaries condensed operating results for each of the eight fiscal quarters for the period ended June 30, 2004. The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments, which consists only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with Productivity Technologies Corp. and Subsidiaries consolidated financial statements and the notes thereto, the Independent Auditors Report and Management's Discussions and Analysis of Financial Condition and Results of Operations.



                                                   Three months ended (In thousands)
                       -------------------------------------------------------------------------------------------
                          June 30,    March 31,  Dec. 31,   Sept. 30,   June 30,   March 31,   Dec. 31,   Sept. 30,
                           2004          2004      2003        2003       2003       2003         2002      2002
                       -------------------------------------------------------------------------------------------

Revenues                 $ 7,113     $  5,639    $ 7,839     $ 7,564    $ 8,034     $ 6,663    $ 7,617    $ 6,737
Cost of revenues           4,815        4,281      6,491       5,950      6,179       4,955      5,900      5,163
Net income (loss)            500          (16)        23         214        194         107        153        (93)
Net income (loss)
per share:
Basic                       0.20        (0.01)      0.01        0.09       0.09        0.04       0.06      (0.04)
Diluted                     0.17        (0.01)      0.01        0.09       0.09        0.04       0.06      (0.04)
Shares used in
computing per
share amounts:
Basic                      2,475        2,475      2,475       2,475      2,475       2,475      2,475      2,475
Diluted                    2,731        2,475      2,475       2,475      2,475       2,475      2,475      2,475


NOTE 14  SUBSEQUENT EVENT

In June 2004, Cornell Capital entered into a securities purchase agreement with the Company under which Cornell Capital agreed to purchase $300,000 face amount of the Company's convertible debentures. Cornell Capital purchased $200,000 face amount of convertible debentures in June 2004. Cornell Capital subsequently purchased $50,000 face amount of convertible debentures in July 2004 and $50,000 of face amount of convertible debentures in September 2004. In each case, the purchase price of the debentures was 90% of their face amount, so that Cornell Capital paid $270,000 in the aggregate for $300,000 face amount of the Company's convertible debentures.

The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. The debentures are secured by a second mortgage on real property owned by the Company's Atlas subsidiary. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, the Company has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. No principal payments are due prior to maturity.

The Company can redeem the debentures by paying Cornell Capital Partners 120% of the face amount of the debentures to be redeemed and by issuing warrants to Cornell Capital Partners to purchase 50,000 shares of the Company's common stock for every $100,000 of debentures redeemed.

In connection with Cornell Capital's investment in the convertible debentures, in July 2004, the Company issued to Cornell 247,500 shares of the Company's common stock as a commitment fee, valued at $0.40 per share. The Company issued to Newbridge Security Corporation an additional 25,000 shares of its common stock as a placement agent fee. These shares were valued at $0.40 per share, or $109,000 in the aggregate.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Productivity Technologies Corp.
except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                 -----------------------

a solicitation of an offer to buy any securities:                                ---------------------
     ?   except the common stock offered by this                                       PROSPECTUS
         prospectus;                                                             ---------------------

     ? in any jurisdiction in which the offer or solicitation is not authorized;

     ?   in any jurisdiction where the dealer or other                      8,173,600 Shares of Common Stock
         salesperson is not qualified to make the offer
         or solicitation;

     ?   to any person to whom it is unlawful to make the                   PRODUCTIVITY TECHNOLOGIES CORP.
         offer or solicitation; or

     ? to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale                          ______________, 2004
does not imply that:

     ? there have been no changes in the affairs of Productivity Technologies Solutions after the date of this prospectus; or

     ? the information contained in this prospectus is correct after the date of this prospectus.

                 -----------------------

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Productivity Technologies from and against certain claims arising from or related to future acts or omissions as a director or officer of Productivity Technologies. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Productivity Technologies pursuant to the foregoing, or otherwise, Productivity Technologies has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Productivity Technologies will pay all expenses in connection with this offering.



                   Securities and Exchange Commission Registration Fee                  $        704.20
                   Printing and Engraving Expenses                                      $      2,500.00
                   Accounting Fees and Expenses                                         $     15,000.00
                   Legal Fees and Expenses                                              $     50,000.00
                   Miscellaneous                                                        $     16,795.80

                   TOTAL                                                                $     85,000.00


ITEM 26.  SALES OF UNREGISTERED SECURITIES

     During the past three years the registrant has issued the following securities without registration under the Securities Act of 1933:

     On June 21, 2004, Cornell Capital Partners entered into a securities purchase agreement with Productivity Technologies under which Cornell Capital Partners agreed to purchase the total amount of $300,000 of convertible debentures. Cornell Capital purchased $200,000 of convertible debentures on June 21, 2004, purchased $50,000 on June 30, 2004 upon a Form 211 being filed on behalf of Productivity Technologies with the National Association of Securities Dealers and purchased $50,000 in additional debentures in September 2004. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for the thirty trading days immediately preceding the conversion date. The debentures are secured by a second mortgage on real property owned by Productivity Technologies. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, Productivity Technologies has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.48 or (ii) 80% of the average of the three lowest closing bid prices of the common stock for thirty trading days immediately preceding the conversion date. No principal payments are due prior to maturity. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures and, therefore, the net proceeds received by the Company is 10% less than the face amount of the convertible debentures.


ITEM 27.  EXHIBITS

Exhibit No.           Description
-----------           -----------
3.1            Certificate of Incorporation of the Company (1)

3.2 Amendment to Certificate of Incorporation of the Company filed May 28, 1996 (2)

3.3            By-laws of the Company (1)

4.1            Form of common stock Certificate of the Company (1)

5.1            Opinion of Counsel (10)

10.1           1996 Performance Equity Plan of the Company (3)

10.2 WCMA Loan and Security Agreement dated as of November 25, 2003 between Atlas Technologies, Inc. and Merrill Lynch Business Financial Services Inc. (4)

10.3 Term Loan and Security Agreement dated as of November 25, 2003 between Atlas Technologies, Inc. and Merrill Lynch Business Financial Services Inc. (4)

10.4 Term Loan and Security Agreement dated as of November 25, 2003 between Atlas Technologies, Inc. and Merrill Lynch Business Financial Services Inc. (4)

10.5 General Credit and Security Agreement dated as of December 3, 2003 between WCS Acquisition Corp. and Spectrum Commercial Services Company. (4)

10.6 Guarantor Payment Agreement dated as of December 10, 2003 between WCS Acquisition Corp. and Bank One, NA. (4)

10.7 Standby Equity Distribution Agreement dated June 21, 2004 between the Registrant and Cornell Capital Partners LP(7)

10.8 Registration Rights Agreement dated June 21, 2004 between the Registrant and Cornell Capital Partners, LP(7)

10.9 Securities Purchase Agreement dated June 21, 2004 among the Registrant and the Buyers(7)

10.10 Debenture dated June 21, 2004 between the Registrant and Cornell Capital Partners L.P.(7)

10.11 Investor Registration Rights Agreement dated June 21, 2004 between the Registrant and the Investors(7)

10.12          Placement   Agent   Agreement  dated  June  21,  2004  among  the
               Registrant, Newbridge Securities Corporation and Cornell Capital Partners LP(7)

10.13          Termination   Agreement  dated  December  23,  2004  between  the
               Registrant and Cornell Capital Partners LP (8)

10.14 Standby Equity Distribution Agreement dated December 23, 2004 between the Registrant and Cornell Capital Partners LP(8)

10.15 Registration Rights Agreement dated December 23, 2004 between the Registrant and Cornell Capital Partners, LP(8)

10.16 Placement Agent Agreement dated December 23, 2004 among the Registrant, Newbridge Securities Corporation and Cornell Capital Partners LP(8)

10.17 Debenture dated June 30, 2004 between the Registrant and Cornell Capital Partners LP(7)

16.1 Letter regarding change in BDO Seidman, LLP as certifying accountant (5)

16.2           Letter regarding change in Doeren Mayhew as certifying accountant
               (6)

21.1           List of Subsidiaries (4)

23.1           Consent of Kirkpatrick & Lockhart LLP(10)

23.2           Consent of Follmer Rudzewicz PLC(9)

23.3           Consent of Doeren Mayhew(9)

(1) Filed as an exhibit to Registration Statement on Form S-1, No. 33-78188, and incorporated herein by reference.

(2) Filed as an exhibit to Report on Form 8-K filed June 7, 1996 and incorporated herein by reference.

(3) Filed as an exhibit to Report on Form 10-K for fiscal year ended March 31, 1996 and incorporated herein by reference.

(4) Filed as an exhibit to Report on Form 10-Q for quarter ended March 31, 2004 and incorporated herein by reference.

(5) Filed as an exhibit to Report on Form 8-K dated July 31, 2001 and incorporated herein by reference.

(6) Filed as an exhibit to Report on Form 8-K dated March 31, 2003 and incorporated herein by reference.

(7) Filed as an exhibit to Form S-1 dated July 23, 2004 and incorporated herein by reference.

(8) Filed as an exhibit to Report on Form 8-K dated December 23, 2004 and incorporated herein by reference.

(9)  Provided herewith.

(10) To be filed by amendment.

Item 28. Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

               (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) Include any additional or changed material information on the plan of distribution;

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, on December 27, 2004.

Date:  December 27, 2004                  PRODUCTIVITY TECHNOLOGIES CORP.

                                          By: /s/ Samuel N. Seidman
                                             -----------------------------------
                                          Name:    Samuel N. Seidman
                                          Title:   President and
                                                     Chief Executive Officer

Date:  December 27, 2004                  By: /s/ Jesse A. Levine
                                             -----------------------------------
                                          Name:    Jesse A. Levine
                                          Title:   Chief Financial Officer


     In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/ Samuel N. Seidman
--------------------------------          Date:  December 27, 2004
Samuel N. Seidman
Director


/s/ Jesse A. Levine
--------------------------------          Date:  December 27, 2004
Jesse A. Levine
Director


/s/ Alan H. Foster
--------------------------------          Date:  December 27, 2004
Alan H. Foster
Director